UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.)

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

WILLDAN GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 18, 2017

Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders to be held on Thursday, June 8, 2017 at 10:00 a.m. Pacific Daylight Time at the Hyatt Regency Orange County, 11999 Harbor Blvd., Garden Grove, California 92840.

We utilize the Internet as our primary means of furnishing proxy materials to our stockholders.  Stockholders will receive a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials and voting via the Internet.  The Notice of Internet Availability of Proxy Materials also provides information on how stockholders can obtain paper copies of the proxy materials if they so choose.  Internet transmission and voting are designed to be efficient, cost-effective and preserve resources.

At the Annual Meeting, you will be asked to (i) elect nine directors; (ii) ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm; (iii) vote on a non-binding advisory resolution approving the Company’s executive compensation; (iv) approve the amendment to 2008 Performance Incentive Plan (the “2008 Plan”); (v) approve the amendment to our Employee Stock Purchase Plan (the “ESPP”) and (vi) transact such other business as may properly come before the meeting.  You will note that the Board of Directors of the Company recommends a vote “FOR” the election of each of the nine director nominees, “FOR” the ratification of the appointment of KPMG LLP, “FOR” the approval of the non-binding advisory resolution on the Company’s executive compensation, “FOR” the amendment to 2008 Performance Incentive Plan, and “FOR” the amendment to our ESPP. The matters to be considered during the Annual Meeting are described in the Notice of Internet Availability of Proxy Materials, the Notice of Annual Meeting of Stockholders and the Proxy Statement.

YOUR VOTE IS VERY IMPORTANT.  We appreciate you taking the time to vote promptly.  After reading the Proxy Statement, please vote by Internet, telephone, or mail at your earliest convenience to assure that your shares will be represented and voted at the Annual Meeting, even if you cannot attend.  Instructions regarding all methods of voting are provided in the Notice of Internet Availability of Proxy Materials and on the proxy card.  If you decide to attend the Annual Meeting and would prefer to vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.  If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.  YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE BY INTERNET, TELEPHONE OR MAIL, OR ATTEND THE ANNUAL MEETING AND VOTE IN PERSON.

Thank you for your continued support of Willdan.  We look forward to seeing you at the Annual Meeting.

/s/ Thomas D. Brisbin
Thomas D. Brisbin
Chairman of the Board and Chief Executive Officer

WILLDAN GROUP, INC.

2401 EAST KATELLA AVENUE, SUITE 300

ANAHEIM, CALIFORNIA 92806

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2017

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Willdan Group, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 8, 2017 at 10:00 a.m. Pacific Daylight Time at the Hyatt Regency Orange County, 11999 Harbor Blvd., Garden Grove, California 92840, for the following purposes described in this Notice:

(1)	To elect nine members of the Board of Directors, each to serve for a one-year term and until his or her successor is duly elected and qualified;

(2)	To consider and vote upon the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 29, 2017;

(3)	To vote on a non-binding advisory resolution approving the Company’s executive compensation;

(4)	To approve an amendment to the Company’s 2008 Plan, including an increase in the number of shares available for grant under the 2008 Plan;

(5)	To approve an amendment to the Company’s ESPP, including an increase in the number of shares available for issuance under the ESPP; and

(6)	To consider and act upon any other matter that may properly be brought before the Annual Meeting and at any adjournment or postponement thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned or postponed.

The Board of Directors has fixed the close of business on Thursday, April 13, 2017 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Only stockholders of record of the Company’s common stock, $0.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 8, 2017:  Our proxy statement is attached.  Our financial and other information is contained in our 2016 Annual Report to Stockholders.  Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet.  You will not receive a printed copy of the proxy materials unless specifically requested.  This proxy statement and our 2016 Annual Report to Stockholders, including our Form 10-K for the year ended December 30, 2016, are available on our website at http://ir.willdangroup.com/annual-proxy.cfm, which does not have “cookies” that identify visitors to the site.  If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.  In addition, the Notice of Internet Availability of Proxy Materials provides instructions on how stockholders may request to receive proxy materials for future Annual Meeting materials in printed or email form.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum.  Registered holders may vote:

1.	By Internet: go to www.investorvote.com/WLDN;

2.	By toll-free telephone: call 1-800-652-VOTE (8683); or

3.	By mail: mark, sign, date and promptly mail the proxy card when received.

Any Proxy may be revoked by delivery of a later dated Proxy or a written notice of revocation or by attending the Annual Meeting and voting in person.

By Order of the Board of Directors
/s/ Kate Nguyen
Kate M. Nguyen
Secretary

Anaheim, California

April 18, 2017

i

WILLDAN GROUP, INC.

2401 EAST KATELLA AVENUE, SUITE 300

ANAHEIM, CALIFORNIA 92806

PROXY STATEMENT

FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2017

This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Willdan Group, Inc., a Delaware corporation (the “Company”), for use at its 2017 Annual Meeting of Stockholders to be held on Thursday, June 8, 2017 at 10:00 a.m. Pacific Daylight Time at the Hyatt Regency Orange County, 11999 Harbor Blvd., Garden Grove, California 92840, and at any adjournment or postponement thereof (the “Annual Meeting”).  We first made this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card available to stockholders on or about April 18, 2017.  The Company’s 2016 Annual Report, including financial statements for the fiscal year ended December 30, 2016, is being made available to stockholders concurrently with this Proxy Statement.  The Annual Report, however, is not part of the proxy solicitation material.

The terms “we,” “our,” “us” or the “Company” refer to Willdan Group, Inc. and its subsidiaries.

ABOUT THE ANNUAL MEETING

Why did I receive only a Notice of Internet Availability?

As permitted by the United States Securities and Exchange Commission (the “SEC”), we are furnishing to our stockholders our Notice of Annual Meeting, Proxy Statement and Annual Report for the year ended December 30, 2016 primarily over the Internet.  On or prior to April 21, 2017, we will mail to each of our stockholders (other than those who previously requested electronic delivery or to whom we are mailing a paper copy of the proxy materials) a Notice of Internet Availability containing instructions on how to access and review the proxy materials via the Internet and how to submit a proxy electronically using the Internet.  The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials.  If you received the Notice of Internet Availability, you will not receive a paper copy of the proxy materials unless you request one.

We believe that delivery options that we have chosen will allow us to provide our stockholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing printed copies.

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will consider and vote on the following matters:

(1)	the election of nine directors;

(2)	the ratification of the appointment of the Company’s independent registered public accounting firm;

(3)	the non-binding advisory resolution approving the Company’s executive compensation;

(4)	an amendment to the Company’s 2008 Performance Incentive Plan (the “2008 Plan”), including an increase in the number of shares available for grant under the 2008 Plan; and

(5)	an amendment to the Company’s Employee Stock Purchase Plan (the “ESPP”), including an increase in the number of shares available for issuance under the ESPP.

In addition, our stockholders will transact any other business that properly comes before the meeting.  Management of the Company will also respond to any questions from our stockholders.

Who can attend the Annual Meeting?

All stockholders of the Company as of the Record Date (as defined below), or their duly appointed proxy holders, may attend the Annual Meeting.

Who is entitled to vote?

Only holders of record of the Company’s common stock, $0.01 par value per share (the “Common Stock”), at the close of business on the record date, April 13, 2017 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting.  Holders of Common Stock are entitled to cast one vote for each share held by them on each matter to be voted upon.  The Common Stock is the only class of securities of the Company authorized to vote.  Under the Company’s Certificate of Incorporation and applicable law, a stockholder is not entitled to cumulative voting rights in the election of directors.

What constitutes a quorum?

The presence, in person or by proxy, of holders of at least a majority of shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  As of the Record Date, 8,559,261 shares of Common Stock were outstanding and entitled to vote.  Abstentions and “broker non-votes” will count toward the presence of a quorum.  A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner returns an executed proxy, but strikes out a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner.

What happens if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the meeting may be adjourned to another place, date or time until a quorum is present.  The date, time, and place of the adjourned meeting will be announced at the meeting when the adjournment is taken, and no other notice will be given unless the adjournment is for more than 30 days or unless after the adjournment a new record date is fixed for the adjourned meeting.

How do I vote?

If you are a registered stockholder as of the close of business on the Record Date, you may vote in person at the Annual Meeting or by proxy without attending the meeting.  Stockholders whose shares are registered in their own names may vote (1) by returning a proxy card, (2) via the Internet, or (3) by telephone.  Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth in the Notice of Internet Availability of Proxy Materials and/or on the proxy card.  The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow the stockholder to vote his or her shares and confirm that his or her voting instructions have been properly recorded.  If you do not wish to vote via the Internet or telephone, please complete, date, sign, and return the proxy card.  If you sign and return the proxy card but do not give any instructions, your shares will be voted by the persons named in the proxy card in accordance with the recommendations of the Board given below.

If your stock is held in the name of a broker, bank or other nominee, please mark, date, sign, and return the voting instruction form you receive from your broker or nominee with the proxy card.

If you are a registered stockholder and wish to vote in person at the meeting, be sure to bring a form of personal picture identification with you.  If your stock is held by a broker, bank or other nominee (in “street name”) and you wish to vote in person at the meeting, in addition to picture identification you should bring an account statement or a letter from the record holder indicating that you owned the shares as of the record date, and obtain from the record holder and bring with you a proxy from the record holder issued in your name.

What is the deadline for voting my shares?

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 1:00 a.m. Pacific time on June 8, 2017 in order for your shares to be voted at the Annual Meeting.  However, if you are a stockholder of record and you received a copy of the proxy materials by mail, you may instead mark, sign, date and return the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by us before the Annual Meeting in order for your shares to be voted at the Annual Meeting.  If you hold your shares in street name, please provide your voting instructions by the deadline specified by the bank, broker or other nominee who holds your shares.

Can I change my vote after I return my proxy card?

Yes.  Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by delivering a duly executed proxy bearing a later date or a written revocation to the Secretary of the Company at the address of the Company set forth above, or by attending the Annual Meeting and voting in person.  Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person, whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

If I return my proxy card without specifying voting instructions on it, will my shares be voted?

Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy will vote in accordance with the recommendations of the Company’s Board.  The Board’s recommendations are set forth together with the description of each matter in this Proxy Statement.  In summary, the Board unanimously recommends a vote:  FOR election of each of the nine nominees for director, FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 29, 2017, FOR the approval of the non-binding advisory resolution approving the Company’s executive compensation, FOR an amendment to the Company’s 2008 Plan, including an increase in the number of shares available for grant under the Plan, and FOR an amendment to the ESPP, including an increase in the number of shares available for issuance under the ESPP.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, at the discretion of the proxy holders.

What vote is required to approve each proposal?

Election of Directors (Proposal No. 1).  Once a quorum has been established, the affirmative vote of a plurality of the shares present in person or represented by proxy on the matter at the Annual Meeting will be required for the election of each director nominee, meaning that the persons receiving the highest number of FOR votes, up to the total number of directors to be elected at the meeting, will be elected.  Stockholders are not permitted to cumulate their shares for the purpose of electing directors.

Other Items (Proposal Nos. 2, 3, 4 and 5).  Once a quorum has been established, pursuant to our Bylaws, approval of each of the other items to be submitted for a vote of stockholders at the Annual Meeting requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal.  Notwithstanding this vote standard required by our Bylaws, Proposal No. 2 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 29, 2017) and Proposal No. 3 (an advisory approval of executive officer compensation) are advisory only and are not binding on us.  Our Board will consider the outcome of the vote on each of these items in considering what action, if any, should be taken in response to the vote by stockholders.

With respect to the election of directors, ratification of the appointment of KPMG LLP, the non-binding advisory resolution approving the Company’s executive compensation, the approval of the amendment to the 2008 Plan and the approval of the amendment to the ESPP, abstentions will have the effect of a vote AGAINST a proposal.

Who tabulates the votes?

Stockholder votes will be tabulated by Computershare Trust Company, N.A., as inspector of election for the Annual Meeting.

Could other matters be decided at the meeting?

It is not anticipated that any matter, other than those set forth in this Proxy Statement, will be presented at the Annual Meeting.  If other matters are presented, proxies will be voted by the proxy holders in accordance with the recommendation of the Board or, if no recommendation is given, in the discretion of the proxy holders.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned Annual Meeting.  You will still be able to change your proxy until it is voted.

How can I receive a copy of the Annual Report?

We will mail you, without charge, a copy of our annual report on Form 10-K for the fiscal year ended December 30, 2016, including the consolidated financial statements, schedules and list of exhibits, upon written request.  Requests should be sent to:  Willdan Group, Inc., 2401 East Katella Avenue, Suite 300, Anaheim, California 92806, ATTN:  Investor Relations.  The annual report on Form 10-K is also available at www.willdan.com.

Who pays for the proxy solicitation, and how will the Company solicit votes?

Willdan will pay all costs associated with the solicitation of proxies. We also will reimburse any costs incurred by brokers, banks and other nominees to forward proxy solicitation materials to beneficial owners. Proxies may be solicited by us on behalf of our board of directors in person or by mail, telephone, facsimile or e-mail. We have not retained any firm to assist with the solicitation of proxies.

Where can I find the voting results of the Annual Meeting?

Our intention is to announce the preliminary voting results at the Annual Meeting and to publish the final results within four business days after the Annual Meeting on a Form 8-K to be filed with the SEC and which we will make available on our website at www.willdan.com under “Investors—SEC Filings.” The information on our website is not a part of this Proxy Statement.

Proposal 1:

ELECTION OF DIRECTORS

The Bylaws provide that the Board of Directors (the “Board”) consist of nine directors until changed by the Board.  On March 23, 2012, the Board passed a resolution decreasing the size of the board to six directors, effective immediately prior to the 2012 Annual Meeting of Stockholders, which was held on June 1, 2012.  On April 14, 2015, the Board passed a resolution increasing the size of the board to eight directors, effective on the same date.  On March 7, 2017, the Board passed a resolution increasing the size of the board to nine directors, effective March 16, 2017.  The directors are regularly elected at each annual meeting of the stockholders, and each director holds office until his or her successor has been elected and qualified or until his or her earlier resignation or removal.

The nine nominees, if elected at the Annual Meeting, will hold office until the next annual meeting of stockholders, or until an earlier stockholder meeting at which directors are elected, and until their respective successors are duly elected and qualified.  The Board has nominated Thomas D. Brisbin, Keith W. Renken, Steven A. Cohen, Raymond W. Holdsworth, Douglas J. McEachern, Dennis V. McGinn, Curtis S. Probst, Mohammad Shahidehpour and Win Westfall to serve as directors of the Company (each a “Nominee” and collectively, the “Nominees”).  All of the Nominees are currently serving as directors.

Each Nominee has consented to be nominated and to serve if elected.  However, if any Nominee is unavailable for election or unable to serve, the proxy holders may vote for another person nominated by the Board or the Board may amend the Bylaws to reduce the number of directors to be elected at the Annual Meeting.

Information Regarding Nominees

The following table and biographical descriptions set forth certain information with respect to the Nominees.  Unless otherwise specified, each Nominee has continuously served as a director of the Company since he or she was previously elected or appointed, based on information furnished to the Company by each Nominee.  The following information is as of April 18, 2017, unless otherwise specified.

Name	Age	Director Since	Positions Held with the Company (other than Director)
Thomas D. Brisbin	64	2007	Chairman and Chief Executive Officer
Keith W. Renken	82	2006
Steven A. Cohen	63	2015
Raymond W. Holdsworth	74	2009
Douglas J. McEachern	65	2009
Dennis V. McGinn	71	2017
Curtis S. Probst	49	2017
Mohammad Shahidehpour	61	2015
Win Westfall	83	2001

The Company believes that the members of its Board should have a range of skills, experience, diversity, and expertise that enables the Board to provide sound guidance with respect to the Company’s operations and interests.  When considering a candidate, the Board looks at the current composition of the Board and the evolving needs of the Company, in addition to such candidate’s background and accomplishments.  The Nominating and Governance Committee identifies new candidates for election to the Board, reviews their qualifications, skills, experience and other characteristics, and can recommend nominees for director to the Board for approval.

The Board seeks directors with strong reputations and experience in areas relevant to the strategy and operations of the Company’s businesses, particularly in engineering, consulting and finance.  All of the Nominees hold or have held senior executive positions in large, complex organizations and have operating experience that meets these objectives, as described below.  In these positions, they have gained experience in core management skills, strategic and financial planning, public company financial reporting, corporate governance, risk management, and leadership development.  Additionally, a number of our directors have experience serving on the boards of directors of other public companies, which increases their knowledge of effective corporate governance.

The Board also believes that each of the Nominees and current directors has other key attributes that are important to an effective board, including integrity and demonstrated high ethical standards, sound judgment, analytical skills, the ability to engage management and each other in a constructive and collaborative fashion, diversity of background, experience, and thought, and the commitment to devote significant time and energy to service on the Board and its Committees.  The following biographies provide further qualifications, attributes and other information with respect to the Nominees.

Thomas D. Brisbin has served as our Chairman of the Board since November 2016, a member of the Board since 2007 and as our Chief Executive Officer since 2007.  Dr. Brisbin also served as our President from April 2007 to November 2016.  Dr. Brisbin previously was vice president of and consultant for AECOM Technology Corporation, or AECOM, from spring 2004 until he joined us.  At AECOM, a company focused on infrastructure, environment and facilities engineering contracts, Dr. Brisbin was responsible for developing the company’s environmental business.  Prior to joining AECOM, Dr. Brisbin was chief operating officer and executive vice president of Tetra Tech, Inc., or Tetra Tech, a leading provider of consulting, engineering and technical services, for five years.  Prior to that, he was employed by Planning Research Corporation, or PRC, a systems analysis and management consulting company and wholly-owned subsidiary of The Black & Decker Corporation, from 1978 to 1995 and was co-founder and President of PRC Environmental Management, Inc.  During his tenure at PRC, he was involved in all aspects of operations, marketing and finance.  Before joining PRC, he was a research associate at Argonne National Laboratory.  He has also served as an adjunct professor at the Illinois Institute of Technology.  Dr. Brisbin holds a B.S. degree from Northern Illinois University and a Ph.D. in Environmental Engineering from Illinois Institute of Technology.  He also completed Harvard Business School’s Advanced Management Program in 1988.  Dr. Brisbin, as our current Chairman of the Board and Chief Executive Officer and our prior President, brings his in-depth knowledge of the day-to-day operations of the Company and its industry to the Board, providing valuable insight to the Board as it reviews our operations, growth and financial prospects.  In addition, we believe that his experience as an executive officer at Tetra Tech, a publicly traded engineering and consulting company, benefits our Board by increasing his knowledge of our industry and effective public company corporate governance.

Keith W. Renken joined our Board in 2006 and serves as our lead independent director and is a member of our Audit Committee.  Mr. Renken retired in 1992 as Senior Partner and Chairman, Executive Committee of Southern California, for the public accounting firm Deloitte & Touche.  From 1992 through 2006, he was an adjunct professor (executive in residence) in the Marshall School of Business at the University of Southern California.  He is currently the Managing Partner of Renken Enterprises, a family business providing consulting services to growing companies and real estate operations.  Mr. Renken is on the Board of Directors and Audit Committees of two other publicly held companies, East West Bancorp, Inc., since 2000, and Limoneira Company, an integrated agribusiness, since 2009, and one investment management company, Whittier Trust Company, since September 2008.  He is also on East West Bancorp, Inc.’s nominating and corporate governance committee.  Mr. Renken was also a member of the Board of Directors of 21st Century Insurance Group from 2002 until 2007, and he serves on the boards of directors and/or audit committees of several other private companies and non-profit organizations.  Mr. Renken is a Certified Public Accountant in the states of Arizona (inactive) and California (inactive).  He received a B.S. in Business Administration in 1957 from the University of Arizona and an M.S. in Business Administration from the University of Arizona in 1959.  We believe that Mr. Renken’s considerable knowledge of financial and operational issues facing large companies and his accounting and finance experience at Deloitte makes him a valuable member of our Board and its committees, including the Audit Committee.  In addition, we believe that Mr. Renken’s extensive experience on the boards and audit committees of diverse public and private companies, including financial services companies, provides him with increased knowledge of effective corporate governance that benefits the Board.

Steven A. Cohen joined our Board in 2015 and serves as the chairperson of our Strategy, Mergers and Acquisitions Committee and is a member of our Nominating and Governance Committee.  He is Executive Director of Columbia University’s Earth Institute, where he is responsible for managing the education, research, outreach and operational programs that address sustainable development throughout the world.  The Earth Institute is the largest institute at Columbia with over 799 full-time employees and an annual budget of over $135 million.  Dr. Cohen is also a Public Affairs Professor at Columbia’s School of International and Public Affairs and Director of its Master of Public Administration Program in Environmental Science and Policy.  From 1985 to 1998, he served as Director of Columbia’s Graduate Program in Public Policy and Administration.  Dr. Cohen began his career at Columbia in 1981 after working as a policy analyst for the U.S. Environmental Protection Agency for two years.  Over the past three decades, he has served at different times as a consultant to the U.S. Environmental Protection Agency, the most recent being from 2005 to 2010.  From 2001 to 2004, he also served on the United States Environmental Protection Agency’s Advisory Council

on Environmental Policy and Technology.  Throughout his career, Dr. Cohen has written numerous articles on public management innovation, sustainability and environmental management.  Dr. Cohen has also been a senior advisor to Willdan Energy Solutions since November 2008.  He received a B.A. in Political Science from Franklin College of Indiana in 1974 and an M.A. in Political Science from State University of New York at Buffalo in 1977 and a Ph.D in Political Science with a concentration in environmental policy and management from State University of New York at Buffalo in 1979.  We believe Dr. Cohen’s extensive background in government policy, environmental sciences as well as his substantial knowledge of our company though his role as a senior advisor to Willdan Energy Solutions will provide our board strategic insight to shape our growth strategy.

Raymond W. Holdsworth joined our Board in 2009 and serves as the chairperson of our Compensation Committee and is a member of our Strategy, Mergers and Acquisitions Committee.  Mr. Holdsworth previously served as Vice Chairman of Corporate Development for AECOM from October 2005 through March 2009.  Mr. Holdsworth joined AECOM in 1992 and held a number of positions, including President, before being named Vice Chairman in 2005.  During his tenure at AECOM, he led a variety of outreach, growth and diversification activities.  Mr. Holdsworth began his career at Peat Marwick Mitchell and worked in California’s Office of Transportation Planning and Research.  He has also held senior management positions, including president, with DMJM, an engineering/architectural firm in the transportation and infrastructure industry which is now a major operating subsidiary of AECOM.  He worked for International Technology Corp. and Parsons Brinckerhoff Quade & Douglas Inc., a company that provides strategic consulting, planning, engineering, and program and construction management services relating to infrastructure.  Mr. Holdsworth received a B.A. in English in 1964 from Lake Forest College and an M.B.A. in 1969 from the University of Pennsylvania, Wharton School of Business.  He is a director of the California Chamber of Commerce and the Los Angeles Economic Development Corporation and a former Vice Chairman of the Civil Engineering Research Foundation/International Institute.  As a past trustee of the California State University system, he chaired the Audit committee for three consecutive years.  We believe that Mr. Holdsworth’s background in engineering and experience as the Vice Chairman of Corporate Development for AECOM during the time when it became a public company provides useful insight to the Board with regard to our growth strategy and strategic initiatives.

Douglas J. McEachern joined our Board in 2009 and serves as the chairperson of our Audit Committee and is a member of our Compensation Committee.  He was an Audit Partner at Deloitte & Touche, LLP, or Deloitte, from August 1985 until May 2009.  Mr. McEachern was a staff member and manager at Deloitte’s predecessor, Touche Ross & Co., from 1976 to 1983.  From 1983 to 1985, he was the Professional Accounting Fellow with the Federal Home Loan Bank Board in Washington D.C. Mr. McEachern was Chairman of the Board of Directors of Community Bank in Pasadena, California and a member of its Nominating and Governance and Audit Committees until his resignation in October 2015.  In addition, Mr. McEachern joined the Board of Directors of Reading International in May 2012 and is chairman of its Audit and Conflicts Committee and serves on its Compensation Committee.  He is also a member of the Finance Committee and Board of Directors of the Methodist Hospital of Arcadia Foundation.  Mr. McEachern was an auditing and accountancy instructor at Claremont McKenna College until his retirement in December 2015, and he has taught accounting at California State Polytechnic University at Pomona.  Additionally, Mr. McEachern is a member of the American Institute of Certified Public Accountants, or AICPA.  Mr. McEachern received a B.S in Business Administration in 1974 from the University of California, Berkeley, and an M.B.A. in 1976 from the University of Southern California.  We believe that Mr. McEachern’s significant audit experience at Deloitte makes him an important contributor to our Board and its committees, including the Audit Committee.

Vice Admiral Dennis V. McGinn, Ret., joined our Board in March 2017 and serves as a member of our Strategy, Mergers and Acquisitions Committee.  He served as Assistant Secretary of the Navy for Energy, Installations and Environment from September 2013 until January 2017.  In this role, Vice Admiral McGinn, Ret., led the transformation of naval installations toward greater resiliency though energy efficiency, microgrids, and other technologies.  Previously, Vice Admiral McGinn, Ret., served in the United States Navy for 35 years attaining the rank of Vice Admiral.  Vice Admiral McGinn, Ret., served as Deputy Chief of Naval Operations for Warfare Requirements and Programs, overseeing the development of future Navy capabilities, and previously commanded the United States Third Fleet.  While in the Navy, he served as a naval aviator, test pilot, aircraft carrier commanding officer, and national security strategist.  Vice Admiral McGinn, Ret., is a former President of the American Council on Renewable Energy (ACORE) where he led efforts to communicate the economic, security and environmental benefits of renewable energy.  Vice Admiral McGinn, Ret., is also a past member of the Steering Committee of the Energy Future Coalition, the United States Energy Security Council, the Bipartisan Center Energy Board, the past Co-Chairman of the CNA Military Advisory Board, and has been an International Senior Fellow at the Rocky Mountain Institute.  Vice Admiral McGinn, Ret., holds a BS in Naval Engineering from the U.S. Naval Academy.  Vice Admiral McGinn, Ret., was also a participant in the National Security Program at Harvard University’s Kennedy School of Government.  We believe that Vice Admiral McGinn, Ret.’s background in the energy and engineering fields, as well as his extensive government and military experience, make him an important contributor to our Board.

Curtis S. Probst joined our Board in March 2017 and serves as a member of our Audit Committee and our Strategy, Mergers and Acquisitions Committee. Mr. Probst has served as a Managing Director and Head of Sustainable Finance for the Rocky Mountain Institute since June 2014.  As one of the Institute’s senior leaders, Mr. Probst develops strategies to increase the availability and lower the cost of capital for key energy initiatives.  Mr. Probst also serves on the Board of Directors of NYCEEC and as an Adjunct Lecturer at Columbia University.  Previously, Mr. Probst was a Managing Director, and before that, a Vice President, at Goldman Sachs where he managed teams that executed capital-raising assignments for corporate and governmental clients.  Prior to that, Mr. Probst worked with Salomon Brothers as a Vice President in the Structured and Project Finance Group, which executed a variety of financing assignments.  Mr. Probst holds an MPA from Columbia University’s School of International and Public Affairs as well as a Bachelor of Commerce from the University of Calgary.  He is also a Chartered Financial Analyst. We believe that Mr. Probst’s significant financial knowledge and experience make him an important contributor to our Board and its committees, including the Audit Committee.

Mohammad Shahidehpour joined our Board in 2015 and serves as the chairperson of our Nominating and Governance Committee and is a member of our Compensation Committee and our Strategy, Mergers and Acquisitions Committee.  He is the Bodine Chair Professor in the Electrical and Computer Engineering Department at the Illinois Institute of Technology (IIT) in Chicago, where he also serves as Director of the Robert W. Galvin Center for Electricity Innovation.  He has been a faculty member at IIT since 1983 and is a recipient of IIT’s Excellence in Teaching Award.  Dr. Shahidehpour is the author of six books and 400 technical papers on electric power systems and has been awarded over $50 million in federal research and development grants on electricity grid modernization issues.  Dr. Shahidehpour is the founding chair of the Institute of Electrical and Electronics Engineers (IEEE) Great Lakes Symposium on Smart Grid and the New Energy Economy.  He has served as Editor-in-Chief of the IEEE Transactions on Smart Grid journal since 2009.  Dr. Shahidehpour is an IEEE Distinguished Lecturer and has delivered over 100 invited lectures in several countries on electricity restructuring and smart grid issues.  He has been a keynote speaker in 20 International Conferences since 2007 and counseled governments on electricity grid modernization bills throughout the world.  Dr. Shahidehpour received a B.S. in Electrical Engineering 1977 from Iran’s Sharif University of Technology, and an M.S. in Electrical Engineering in 1978 and a Ph.D in 1981 from University of Missouri.  We believe that Dr. Shahidehpour’s more than 35 years of work with government agencies and electric power companies provides the board valuable insight to guide our growth strategy and strategic vision.

Win Westfall served as our Chairman of the Board from May 2006 until November 2016, has been a member of our Board since 2001 and is a member of our Nominating and Governance Committee.  Mr. Westfall was also our President and Chief Executive Officer from May 2006 to February 2007, our Senior Vice President of Corporate Relations from January 2004 to May 2006, and a regional manager in Northern California from 1998 through January 2004.  Mr. Westfall has over 35 years of experience as a line manager for consulting engineering firms, and has served as city engineer for seven California cities.  Mr. Westfall received his B.S. in Civil Engineering from the University of Southern California in 1962 and an M.B.A. from Pepperdine University in 1980.  Mr. Westfall is a fellow of The Society of American Military Engineers and has been active in numerous other professional associations.  During 1997, he served as the National President for The American Public Works Association, or APWA, the first private consultant to hold this position.  Mr. Westfall has served on and chaired national committees for the American Council of Engineering Companies, and in 2004 was made an Honorary CLOD (past president) of the County Engineers Association of California, the first private consultant to be accorded this honor.  He is currently a registered engineer in California and has been a registered civil engineer in Hawaii, Idaho, Nevada and Washington.  Mr. Westfall also has served as the trustee of the APWA Education Endowment Fund since 1999 and was on the California Transportation Foundation Board of Directors from 2005 to 2012.  Mr. Westfall, as a former executive officer and regional manager of the Company with significant engineering experience, brings his in-depth knowledge of our Company and its industry, operations and business to the Board, providing valuable insight to the Board as it reviews our operations, growth and financial prospects.  In addition, we believe that his experience as an engineer for California cities benefits our Board by providing increased understanding of the needs of our clients.

Vote Required for Election of Each Nominee

Election of each Nominee requires the affirmative vote of a plurality of all of the votes cast on the election of directors at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.  PROXIES RECEIVED WILL BE VOTED “FOR” EACH OF THE NOMINEES UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.

Proposal 2:

RATIFICATION OF THE APPOINTMENT OF KPMG LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as the Company’s independent registered public accountants during the fiscal year ended December 30, 2016 and, in that capacity, audited the Company’s consolidated financial statements for the fiscal year ended December 30, 2016.  Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 29, 2017 by the stockholders.  If the stockholders do not ratify this appointment, the Audit Committee will reconsider whether or not to retain KPMG LLP, and may decide to retain them notwithstanding the vote.  Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.  In addition, if KPMG LLP should decline to act or otherwise become incapable of acting, or if the employment should be discontinued, the Audit Committee will appoint a substitute independent public registered public accounting firm.  A representative of KPMG LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions from stockholders.

Change in Independent Registered Public Accounting Firm

On April 14, 2015, after being recommended by the Audit Committee and approved by our Board, we dismissed Ernst & Young LLP, an independent registered public accounting firm, as our principal accountant.  Following the recommendation of the Audit Committee, our Board approved the engagement of KPMG LLP, an independent registered public accounting firm, on April 14, 2015 as our principal accountant with respect to the audit of our financial statements for the fiscal year ended January 1, 2016, which was subsequently ratified by the stockholders.

The reports of Ernst & Young LLP on our consolidated financial statements for the fiscal year ended January 2, 2015 and December 27, 2013 did not contain an adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principle.

During our fiscal years ended January 2, 2015 and December 27, 2013, and the interim period from January 3, 2015, through and including April 14, 2015, the date of Ernst & Young LLP’s dismissal, (i) there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between us and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement in connection with its reports on our consolidated financial statements for such years or any subsequent interim period through the date of dismissal, and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

We provided Ernst & Young LLP and KPMG LLP with a copy of the disclosures required by Item 304(a) of Regulation S-K prior to the time this proxy statement was filed with the SEC.

Audit and Other Fees

The following is a summary of the fees billed to us by KPMG LLP for professional services for the fiscal years ended December 30, 2016 and January 1, 2016.

Fee Category	Fiscal 2016 Fees	Fiscal 2015 Fees
Audit Fees	$821,780	$1,067,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$821,780	$1,067,000

Audit Fees.  Fees for audit services provided by KPMG LLP for fiscal 2016 and 2015 consisted of professional services for the annual audit of our consolidated financial statements and for review of our interim condensed consolidated financial statements including quarterly reports.

Audit-Related Fees.  No fees for audit-related services were billed by KPMG LLP in fiscal 2016 or 2015.

Tax Fees.  No fees for tax services, including tax return preparation, tax compliance, tax advice and tax planning, were billed by KPMG LLP in fiscal 2016 or 2015.

All Other Fees.  There were no fees paid for any other services not described above in fiscal 2016 or 2015.

The Company has been advised by KPMG LLP that KPMG LLP, nor any member of KPMG LLP, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Audit Committee Pre-Approval Policy

Consistent with SEC policies regarding independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm.  In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, including audit services, audit-related services, tax services, and other services.  In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget.  During the year, circumstances may arise when it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories.  In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.  The Audit Committee may delegate pre-approval authority to one or more of its members.  The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.

Vote Required for Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm

Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 29, 2017, requires the affirmative vote of a majority of all the votes cast on the matter at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 29, 2017.  PROXIES RECEIVED WILL BE VOTED “FOR” RATIFICATION UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.

PROPOSAL 3:

VOTE ON NON-BINDING ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was amended pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are asking stockholders to approve a non-binding advisory resolution approving our executive compensation as reported in this Proxy Statement.

Our executive compensation decisions are made in the context of our executive compensation plan statement.

Under our executive compensation plan statement, our executive compensation philosophy is to:

➢	Align the interests of our executives with those of the stockholders;

➢	Attract, motivate, reward and retain the top contributors upon whom, in large part, our success depends;

➢	Be competitive with compensation programs for companies of similar size and complexity with whom we compete for talent, including direct competitors;

➢	Provide compensation based upon the short-term and long-term performance of both the individual executive and the Company; and

➢	Strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified corporate and individual goals.

We urge stockholders to read the “Executive Compensation” section beginning on page 33 of this Proxy Statement, including the Compensation Discussion and Analysis, which describes in more detail our executive compensation plan statement and the key elements of our executive compensation program.  The Compensation Committee and the Board believe that our executive compensation program is appropriately designed to achieve the objectives of our executive compensation philosophy.

We are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers set forth under “Executive Compensation,” including the Compensation Discussion and Analysis, Summary Compensation Table and the related compensation tables and narratives in the Proxy Statement for the 2017 Annual Meeting of Stockholders.

This vote is an advisory vote only and will not be binding on us, our Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board or the Compensation Committee.  However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the Named Executive Officers each year at the annual meeting of stockholders.  It is expected that the next such vote will occur at the 2018 Annual Meeting of Stockholders.

Vote Required for Approval of the Non-Binding Advisory Resolution Approving Executive Compensation

Approval of the non-binding advisory resolution approving our executive compensation requires the affirmative vote of a majority of all the votes cast on the matter at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPANY’S EXECUTIVE COMPENSATION.  PROXIES RECEIVED WILL BE VOTED “FOR” APPROVAL UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.

proposal 4:

AMENDMENT TO 2008 PERFORMANCE INCENTIVE PLAN

General

The Company’s long-term incentive compensation program is implemented under the Willdan Group, Inc. 2008 Performance Incentive Plan (the “2008 Plan”).  The 2008 Plan emphasizes achievement of long-term performance and stockholder value creation.

On April 17, 2017, the Company’s Board of Directors approved amending and restating the 2008 Plan, subject to approval by our stockholders.  At the Annual Meeting, our stockholders will be asked to approve the following amendments set forth in the amended and restated 2008 Plan:

•

Increase in Aggregate Share Limits.  The 2008 Plan currently limits the aggregate number of shares of Common Stock that may be delivered pursuant to all awards granted under the 2008 Plan to 1,836,167 shares (plus shares subject to options granted under the Willdan Group, Inc. 2006 Stock Incentive Plan (the “2006 Plan”) which expire or are cancelled or terminated).  The proposed amendments would increase this limit by an additional 875,000 shares so that the new aggregate share limit for the 2008 Plan would be 2,711,167 shares (plus shares subject to options granted under the 2006 Plan which expire or are cancelled or terminated).  The proposed amendments would also increase (1) the limit on the number of shares that may be delivered pursuant to “incentive stock options” granted under the 2008 Plan by 875,000 shares for a new limit of 2,975,000 incentive stock options and (2) the limit on the number of shares that may be granted subject to stock options and stock appreciation rights to any one employee in any one calendar year from 200,000 shares to 300,000 shares.  For purposes of clarity, any shares that are delivered pursuant to incentive stock options also count against (and are not in addition to) the aggregate 2008 Plan share limit described above.

•

Extension of Performance-Based Award Feature.  One element of the 2008 Plan is the flexibility to grant certain performance-based awards designed to satisfy the requirements for deductibility of compensation under Section 162(m) of the U.S. Internal Revenue Code (the “Code”).  If stockholders approve the proposed amendments to the 2008 Plan, the administrator’s authority to grant performance-based awards (other than options or stock appreciation rights) will be extended through the first annual meeting of shareholders that occurs in 2022 (this expiration time is earlier than the general expiration date of the 2008 Plan and is required under applicable tax rules).  If stockholders approve the proposed amendments to the 2008 Plan, the maximum number of shares subject to performance-based awards (other than stock options and stock appreciation rights, which are subject to the separate limit above) granted to any one employee in any one calendar year will be increased from 200,000 shares to 300,000 shares.

•

Extension of Plan Term.  The 2008 Plan is currently scheduled to expire on March 8, 2026.  The proposed amendments provide for the term of the 2008 Plan to be extended until April 17, 2027 ten years from the date the plan was approved by the Board.

•

Minimum Vesting Requirements.  The 2008 Plan does not currently include any minimum vesting requirements.  If stockholders approve the proposed amendments to the 2008 Plan, the 2008 Plan will include the minimum vesting requirements described below.

As of March 31, 2017, a total of 1,312,467 shares of the Company’s Common Stock were then subject to outstanding awards granted under the 2008 Plan, and there were then 142,767 available shares for new award grants under the 2008 Plan.  The proposed amendments would increase the reserved shares under the plan by 875,000 shares.  Based solely on the closing price of the Company’s common stock as reported by the NASDAQ Stock Market on March 31, 2017, the maximum aggregate market value of the additional 875,000 new shares that could be issued under the 2008 Plan is $28,227,500 million.

The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the 2008 Plan are an important attraction, retention and motivation tool for participants in the plan.  The Board believes that the number of shares currently available under the 2008 Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives.  The Board believes that the additional shares give the Company greater flexibility to structure future incentives and better attract, retain, and award key employees.

If stockholders do not approve this 2008 Plan proposal, the current share limits under the 2008 Plan will continue in effect, the minimum vesting requirements described above will not be included, the performance-based award feature described above will not be extended, and the 2008 Plan term will not be extended.

Summary Description of the 2008 Performance Incentive Plan

The principal terms of the 2008 Plan are summarized below.  The following summary is qualified in its entirety by the full text of the 2008 Plan, which appears as Exhibit A to this Proxy Statement.

Purpose.  The purpose of the 2008 Plan is to promote the success of the Company and to increase stockholder value by providing an additional means for us to attract, motivate, retain and reward selected employees and other eligible persons through the grant of awards.  Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration.  Our Board or one or more committees appointed by our Board will administer the 2008 Plan.  Our Board of Directors has delegated general administrative authority for the 2008 Plan to the Compensation Committee.  A committee may delegate some or all of its authority with respect to the 2008 Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company.  (The appropriate acting body, be it the Board of Directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2008 Plan, including, without limitation, the authority:

•	to select eligible participants and determine the type(s) of award(s) that they are to receive;

•

to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;

•

to determine any applicable vesting and exercise conditions for awards (including any applicable performance-based targets) and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required (subject to the minimum vesting requirement described below), and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	subject to the other provisions of the 2008 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;

•

to determine the method of payment of any purchase price for an award or shares of the Company’s common stock delivered under the 2008 Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law;

•

to modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the Administrator deems necessary or advisable to comply with laws in the countries where the Company or one of its subsidiaries operates or where one or more eligible participants reside or provide services;

•	to approve the form of any award agreements used under the 2008 Plan; and

•	to construe and interpret the 2008 Plan, make rules for the administration of the 2008 Plan, and make all other determinations necessary or advisable for the administration of the 2008 Plan.

No Repricing.  In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Eligibility.  Persons eligible to receive awards under the 2008 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries.  Currently, approximately 839 officers and employees of the Company and its subsidiaries (including all of the Company’s Named Executive Officers), and each of the Company’s eight non-employee directors, are considered eligible under the 2008 Plan.

Minimum Vesting Requirement.  If stockholders approve the proposed amendments to the 2008 Plan, all awards granted under the 2008 Plan will be subject to a minimum vesting requirement of one year, and no portion of any award may vest earlier than the first anniversary of the grant date of the award.  This minimum vesting requirement will not apply to 5% of the total number of shares available under the 2008 Plan.

Authorized Shares; Limits on Awards.  The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2008 Plan equals the sum of: (1) 1,836,167 shares, plus (2) the number of any shares subject to stock options granted under the 2006 Plan and outstanding as of June 9, 2008 which expire, or for any reason are cancelled or terminated, after June 9, 2008 without being exercised.  If stockholders approve this 2008 Plan proposal, the maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2008 Plan will equal the sum of: (1) 2,711,167 shares, plus (2) the number of any shares subject to stock options granted under the 2006 Plan and outstanding as of June 9, 2008 which expire, or for any reason are cancelled or terminated, after June 9, 2008 without being exercised.

The following other limits are also contained in the 2008 Plan:

•

The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 2,100,000 shares, however if stockholders approve this 2008 Plan proposal, the maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan will be 2,975,000 shares.

•

The maximum number of shares subject to those options and stock appreciation rights that are granted under the plan during any one calendar year to any one individual is 200,000 shares, however if stockholders approve this 2008 Plan proposal, the maximum number of shares subject to those options and stock appreciation rights that are granted during any one calendar year to any one individual will be 300,000 shares.

•

The maximum number of shares that may be delivered pursuant to awards granted under the plan, other than in the circumstances described in the next sentence, is 1,250,000 shares.  This limit on so-called “full-value awards” does not apply, however, to (1) shares delivered in respect of compensation earned but deferred or (2) shares delivered in respect of options or stock appreciation rights.  If stockholders approve this 2008 Plan proposal, the limit on full-value awards will be removed from the plan.

•

The maximum grant date fair value for awards granted to a non-employee director under the 2008 Plan during any one calendar year is $200,000 except that this limit will be $400,000 as to (1) a non-employee director who is serving as the Independent Chair of the Board or the Lead Independent Director at the time the applicable grant is made or (2) any new non-employee director for the calendar year in which the non-employee director is first elected or appointed to the Board.  For purposes of this limit, the "grant date fair value" of an award means the value of the award on the date of grant of the award determined using the equity award valuation principles applied in the Company’s financial reporting.  This limit does not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Company or one of its subsidiaries.  This limit applies on an individual basis and not on an aggregate basis to all non-employee directors as a group.

•

The maximum number of shares subject to “Performance-Based Awards” (other than “Qualifying Options and Qualifying SARs”) under Section 5.2 of the 2008 Plan (referred to as “Qualified Performance-Based Awards” in this proposal, as described in more detail below) granted during any one calendar year to any one participant is 200,000 shares. If stockholders approve this 2008 Plan proposal, the maximum number of shares subject to “Qualified Performance-Based Awards” where the value of the award is expressed as a number or range of shares (including Qualified Performance-Based Awards in the form of restricted stock, performance stock or stock unit awards) or where the award is payable in cash upon or following vesting of the award in an amount determined with reference to the fair market value of a share at such time is 300,000 shares.

•

The maximum amount that may be paid to any one participant in respect of all “Qualified Performance-Based Awards” granted to that participant in any one calendar year where the potential payment is a stated cash amount or range of stated cash amounts is $1,000,000 (regardless of whether the payment is ultimately made in cash or in a number of shares determined based on the fair market value of a share upon or following the vesting of the award).

Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2008 Plan will not be counted against the share limit and will again be available for subsequent awards under the 2008 Plan.  To the extent that shares are delivered pursuant to the exercise of an option or stock appreciation right granted under the 2008 Plan, the number of underlying shares as to which the exercise related will be counted against the share limit.  (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the share limit with respect to such exercise.)  Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award granted under the 2008 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will be counted against the share limit and will not be available for subsequent awards under the 2008 Plan.  To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the share limit and will again be available for subsequent awards under the 2008 Plan.  In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the share limit.  (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the share limit.)  In addition, the 2008 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2008 Plan.  The Company may not increase the applicable share limits of the 2008 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards.  The 2008 Plan authorizes stock options, stock appreciation rights, and other forms of awards granted or denominated in the Company’s Common Stock or units of the Company’s Common Stock, as well as cash bonus awards.  The 2008 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances.  Any award may be structured to be paid or settled in cash.

A stock option is the right to purchase shares of the Company’s Common Stock at a future date at a specified price per share (the “exercise price”).  The per share exercise price of an option generally may not be less than the fair market value of a share of the Company’s Common Stock on the date of grant.  The maximum term of an option is ten years from the date of grant.  An option may either be an incentive stock option or a nonqualified stock option.  Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2008 Plan” below.  Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2008 Plan.  Incentive stock options may only be granted to employees of the Company or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of a share of the Company’s Common Stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right.  The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of the Company’s Common Stock on the date of grant.  Stock appreciation rights may be granted in connection with other awards or independently.  The maximum term of a stock appreciation right is ten years from the date of grant.

The other types of awards that may be granted under the 2008 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units or phantom stock (which are contractual rights to receive shares of stock, or cash based on the fair market value of a share of stock), dividend equivalents which represent the right to receive a payment based on the dividends paid on a share of stock over a stated period of time, or similar rights to purchase or acquire shares, and cash awards.

Subject to the minimum vesting requirement described above, any awards under the 2008 Plan (including awards of stock options and stock appreciation rights) may be fully-vested at grant or may be subject to time- and/or performance-based vesting requirements.

Qualified Performance-Based Awards.  Under Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”) a public corporation generally cannot take a tax deduction in any tax year for compensation it pays to its Chief Executive Officer and certain other executive officers in excess of $1 million.  Compensation that qualifies as “performance-based” under Section 162(m), however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s shareholders.

The Administrator may grant awards under the 2008 Plan that are intended to be performance-based awards within the meaning of Section 162(m).  Stock options and stock appreciation rights may qualify as performance-based awards within the meaning of Section 162(m).  In addition, other types of awards authorized under the 2008 Plan (such as restricted stock, performance stock, stock units, and cash bonus opportunities) may be granted with performance-based vesting requirements and intended to qualify as performance-based awards within the meaning of Section 162(m) (“Qualified Performance-Based Awards”).  While the Administrator may grant awards under the 2008 Plan that qualify (or are intended to qualify) as performance-based awards within the meaning of Section 162(m), nothing requires that any award qualify as “performance-based” within the meaning of Section 162(m) or otherwise be deductible for tax purposes.

The vesting or payment of Qualified Performance-Based Awards will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis.  The Administrator will establish the criterion or criteria and target(s) on which performance will be measured.  To qualify an award as performance-based under Section 162(m), the Administrator must consist solely of two or more outside directors (as this requirement is applied under Section 162(m)), the Administrator must establish criteria and targets in advance of applicable deadlines under Section 162(m) and while the attainment of the performance targets remains substantially uncertain, and the Administrator must certify that any applicable performance goals and other material terms of the grant were satisfied.  The performance criteria that the Administrator may use for this purpose will include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof.  The performance measurement period with respect to an award may range from three months to ten years.  The terms of the Qualified Performance-Based Awards may specify the manner, if any, in which performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses; to exclude restructuring and/or other nonrecurring charges; to exclude the effects of financing activities; to exclude exchange rate effects; to exclude the effects of changes to accounting principles; to exclude the effects of any statutory adjustments to corporate tax rates; to exclude the effects of  any items of an unusual nature or of infrequency of occurrence; to exclude the effects of acquisitions or joint ventures; to exclude the effects of discontinued operations; to assume that any business divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture or to exclude the effects of any divestiture; to exclude the effect of any event or transaction referenced below under the heading “Adjustments” below; to exclude the effects of stock-based compensation; to exclude the award of bonuses; to exclude amortization of acquired intangible assets; to exclude the goodwill and intangible asset impairment charges; to exclude the effect of any other unusual, non-recurring gain or loss, non-operating item or other extraordinary item; to exclude the costs associated with any of the foregoing or any potential transaction that if consummated would constitute any of the foregoing; or to exclude other items specified by the Administrator at the time of establishing the targets.

Qualified Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “Authorized Shares; Limits on Awards” above).  The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Qualified Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Dividend Equivalents; Deferrals.  The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals.  Subject to the following provisions, the Administrator may provide that awards under the 2008 Plan (other than options or stock appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of Common Stock.

Dividends on Unvested Equity Awards.  If stockholders approve the proposed amendments to the 2008 Plan and if the Company pays an ordinary cash dividend, the cash dividend will not be paid on a current basis with respect to any awards granted under the 2008 Plan that are not vested as of the record date for the ordinary cash dividend.  This restriction on paying ordinary cash dividends with respect to unvested equity awards does not limit or restrict the administrator’s ability (1) for restricted stock or performance stock awards, to pay the ordinary cash dividend upon (and subject to) the vesting of such shares subject to these awards, (2) for stock unit awards, to credit dividend equivalents in the form of additional units that are subject to the same vesting terms as the underlying units to which the dividend equivalents relate, and (3) to make equitable adjustments to preserve the intrinsic value of awards in the event of a transaction as described below.

Assumption and Termination of Awards.  If an event occurs in which the Company does not survive (or does not survive as a public company in respect of its common stock), including, without limitation, a dissolution, merger, combination, consolidation, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Company, awards then-outstanding under the 2008 Plan will not automatically become fully vested pursuant to the provisions of the 2008 Plan so long as such awards are assumed, substituted for or otherwise continued.  However, if awards then-outstanding under the 2008 Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would generally become fully vested (with any performance goals applicable to the award in each case being deemed met at the “target” performance level, unless otherwise provided in the award agreement), subject to any exceptions that the Administrator may provide for in an applicable award agreement.  The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2008 Plan.  For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder’s employment.  For the treatment of outstanding equity awards held by the Named Executive Officers in connection with a termination of employment and/or a change in control of the Company, please see the “Potential Payments Upon Change in Control and Termination” below in this Proxy Statement.

Transfer Restrictions.  Subject to certain exceptions contained in Section 5.7 of the 2008 Plan, awards under the 2008 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient.  Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative.  The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

Adjustments.  As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2008 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority.  The 2008 Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

Discretion to Accelerate.  The minimum vesting requirement under the 2008 Plan, as described above, does not limit or restrict the Administrator’s discretion to accelerate the vesting of any award in any circumstances it determines to be appropriate.

Limitation on Golden Parachute Payments.  To the extent any award or payment under the 2008 Plan would trigger the golden parachute payment excise taxes provided for under Sections 280G and 4999 of the Code, the 2008 Plan provides that such award or payment will automatically be “cut back” to avoid triggering these excise taxes.

Clawback Policy.  Awards granted under the 2008 Plan are generally subject to the terms of any Company clawback policy in effect from time to time.

Termination of or Changes to the 2008 Plan.  The Board may amend or terminate the 2008 Plan at any time and in any manner.  Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the Board.  Unless terminated earlier by the Board and subject to any extension that may be approved by stockholders, the authority to grant new awards under the 2008 Plan will terminate on March 8, 2026.  If stockholders approve this 2008 Plan proposal, the term of the 2008 Plan will be extended to April 17, 2027.  Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan.  Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

U.S. Federal Income Tax Consequences of Awards under the 2008 Plan

The U.S. federal income tax consequences of the 2008 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2008 Plan.  This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the Company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise.  With respect to incentive stock options, the company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2008 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid.  In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2008 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered).  Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) may not be permitted to be deducted by the company in certain circumstances.

Specific Benefits under the 2008 Performance Incentive Plan

The Company has not approved any awards that are conditioned upon stockholder approval of the 2008 Plan.  The Company is not currently considering any other specific award grants under the 2008 Plan.  If the proposed amendments to the 2008 Plan had been in existence in fiscal 2016, the Company expects that its award grants for fiscal 2016 would not have been substantially different from those actually made in that year under the 2008 Plan.  For information regarding stock-based awards granted to the Company’s Named Executive Officers during fiscal 2016, see the material under the heading “Executive Compensation” below.

Potential Dilution

The following paragraphs include additional information to help stockholders assess the potential dilutive impact of the Company’s equity awards and the 2008 Plan.  As of the date hereof, the Company has outstanding awards under the 2008 Plan, the 2006 Plan, and the Company’s Employee Stock Purchase Plan (the “ESPP”).  The ESPP is intended as a qualified employee share purchase plan under Section 423 of the Code.  The ESPP generally provides for broad-based participation by employees of the Company (and certain of its subsidiaries) and affords employees who elect to participate an opportunity to purchase shares of the Company’s common stock at a discount.  Certain information regarding the number of shares of Company common stock available for issuance under the ESPP is included under the heading “Equity Compensation Plan Information” below.  The discussion that follows in this “Potential Dilution” section does not include any shares that have been purchased under, may be purchased in the current purchase period under, or that remain available for issuance or delivery under the ESPP.

“Overhang” refers to the number of shares of the Company’s common stock that are subject to outstanding awards or remain available for new award grants.  The following table shows the total number of shares of the Company’s common stock that were subject to outstanding restricted stock granted under the 2008 Plan, that were subject to outstanding stock options granted under the 2006 Plan and the 2008 Plan, and that were then available for new award grants under the 2008 Plan as of December 30, 2016 and as of March 31, 2017.

	As of December 30, 2016	As of March 31, 2017
Shares subject to outstanding restricted stock awards	98,965	107,631

Shares subject to outstanding stock options	1,311,048	1,204,836

Shares available for new award grants	218,270	142,767

The weighted-average number of shares of the Company’s common stock issued and outstanding in each of the last three fiscal years was 7,488,000 shares issued and outstanding in 2014; 7,834,000 shares issued and outstanding in 2015; and 8,219,000 shares issued and outstanding in 2016. The number of shares of the Company’s common stock issued and outstanding as of December 30, 2016 and March 31, 2017 was 8,348,000 and 8,519,000 shares, respectively.

“Burn rate” refers to the number of shares that are subject to awards that we grant over a particular period of time. The total number of shares of the Company’s common stock subject to awards that the Company granted under the 2008 Plan in each of the last three fiscal years, and to date (as of March 31, 2017) for 2017, are as follows:

•

260,000 shares in fiscal 2014 (which was 3.5% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal 2014), of which 25,000 shares were subject to restricted stock awards and 235,000 shares were subject to stock options;

•

190,200 shares in fiscal 2015 (which was 2.4% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal 2015), of which 25,200 shares were subject to restricted stock awards and 165,000 shares were subject to stock options;

•

504,100 shares in fiscal 2016 (which was 6.1% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal 2016), of which 82,100 shares were subject to restricted stock and 422,000 shares were subject to stock options; and

•

87,500 shares in fiscal 2017 through March 31, 2017 (which was 1.0% of the number of shares of the Company’s common stock issued and outstanding on March 31, 2017), of which 8,700 shares were subject to restricted stock and 78,800 shares were subject to stock options.

Thus, the total number of shares of the Company’s common stock subject to awards granted under the 2008 Plan per year over the last three fiscal years (2014, 2015 and 2016) has been, on average, 4.1% of the weighted-average number of shares of the Company’s common stock issued and outstanding for the corresponding year.

The total number of shares of our common stock that were subject to awards granted under the 2008 Plan or the 2006 Plan that terminated or expired, and thus became available for new award grants under the 2008 Plan, in each of the last three fiscal years, and to date (as of March 31, 2017) in 2017, are as follows: 3,000 in 2014, 24,000 in 2015, 17,900 in 2016, and 12,000 in 2017.

The Compensation Committee anticipates that the 875,000 additional shares requested for the 2008 Plan (together with the shares available for new award grants under the 2008 Plan on the Annual Meeting date and assuming usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards) will provide the Company with flexibility to continue to grant equity awards under the 2008 Plan through approximately the end of 2019.  However, this is only an estimate, in the Company’s judgment, based on current circumstances.  The total number of shares that are subject to the Company’s award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of the Company’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards the Company grants, and how the Company chooses to balance total compensation between cash and equity-based awards.

The closing market price for a share of the Company’s common stock as of March 31, 2017 was $32.26 per share.

Aggregate Past Grants Under the 2008 Plan

As of March 31, 2017, awards covering 2,424,734 shares of the Company’s common stock have been granted under the 2008 Plan.  (This number of shares includes shares subject to awards that expired or terminated without having been exercised and paid and became available for new award grants under the 2006 Plan and the 2008 Plan.)  The following table shows information regarding the distribution of all awards among the persons and groups identified below, option exercises and restricted stock vesting prior to that date, and option and unvested restricted stock holdings as of that date.  The number of shares subject to past option grants includes all options that were awarded, including those that may have expired prior to exercise.

	Options and Stock Appreciation Rights				Restricted Stock / Units
			Number of Shares
			Underlying
			Options/SARs as of
			March 31 2017
					Number		Number of
	Number of	Number			of		Shares/Units
	Shares	of			Shares/	Number of	Outstanding
	Subject to	Shares			Units	Shares/Units	and
	Past	Acquired			Subject	Vested as of	Unvested as
	Option/SAR	On			to Past	March 31,	of March 31,
	Grants	Exercise	Exercisable	Unexercisable	Awards	2017	2017
Named Executive Officers:
Thomas D. Brisbin, Chairman of the Board and Chief Executive Officer	440,000	100,000	189,999	150,001	40,000	—	40,000
Michael A. Bieber, President	216,667	—	83,333	133,334	3,333	—	3,333
Stacy B. McLaughlin, Vice President & Chief Financial Officer	66,667	18,333	10,000	38,334	1,333	—	1,333
Daniel Chow, Chief Operating Officer	95,333	25,000	23,666	46,667	12,667	—	12,667
Frank G Tripepi, Senior Vice President, Business Development	31,500	31,500	—	—	—	—	—
Total for All Current Executive Officers as a Group (6 persons):	949,167	242,166	338,665	368,336	57,333	—	57,333
Steven A. Cohen	—	—	—	—	8,183	1,188	6,983
Raymond W. Holdsworth	20,000	—	20,000	—	18,183	11,188	6,983
Douglas J. McEachern	20,000	20,000	—	—	18,183	11,188	6,983
Dennis V. McGinn	—	—	—	—	—	—	—
Curtis S. Probst	—	—	—	—	—	—	—
Keith W. Renken	26,000	17,000	9,000	—	18,183	11,188	6,983
Mohammad Shahidehpour	—	—	—	—	8,183	1,188	6,983
Win Westfall	32,000	—	22,000	—	18,183	11,188	6,983
Total for all Current Non-Executive Directors as a Group (8 persons):	98,000	37,000	51,000	—	89,098	47,128	41,898
Each other person who has received 5% or more of the options, warrants or rights under the Plan	—	—	—	—	—	—	—
All employees, including all current officers who are not executive officers or directors, as a group	1,187,620	298,782	142,492	280,343	1,333	—	1,333
Total	2,234,787	577,948	532,157	648,679	147,764	47,128	100,564

The non-executive directors and Dr. Brisbin are each nominees for re-election as a director at the Annual Meeting.

Vote Required for Approval of the 2008 Performance Incentive Plan

The Board believes that the adoption of the amendments to the 2008 Plan will promote the interests of the Company and its stockholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to our success.

All members of the Board and all of the Company’s executive officers are eligible for awards under the 2008 Plan and thus have a personal interest in the approval of the 2008 Plan.

Approval of the amendments to the 2008 Plan requires the affirmative vote of a majority of the common stock present, or represented, and entitled to vote at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT A VOTE “FOR” APPROVAL OF AMENDMENT TO THE 2008 PERFORMANCE INCENTIVE PLAN AS DESCRIBED ABOVE AND SET FORTH IN EXHIBIT A HERETO.

PROPOSAL 5:

AMENDMENT TO 2006 EMPLOYEE STOCK PURCHASE PLAN

General

The Company maintains the Willdan Group, Inc. Amended and Restated 2006 Employee Stock Purchase Plan (the “ESPP”) to provide eligible employees with the opportunity to purchase shares of Common Stock at a discount.  The Company utilizes the ESPP to attract employees and to incentivize employees to increase shareholder value.

On April 17, 2017, the Company’s Board approved amending and restating the ESPP, subject to approval by our stockholders.  At the Annual Meeting, our stockholders will be asked to approve the amendment to the ESPP to increase the maximum number of shares authorized for issuance under the ESPP by 825,000 shares (so that the new share limit under the ESPP would be 1,125,000 shares).

The Board has determined that it is advisable to increase the maximum number of shares available for issuance under the ESPP in order to help retain and motivate eligible employees and further align their interests with those of our shareholders.  As of March 31, 2017, there were only 4,912 shares remaining available for issuance under the ESPP, and the Company had a total of 8,519,000 shares of Common Stock issued and outstanding.  The 825,000 additional shares that may be issued under the proposed increase in the ESPP share limit, plus the 4,912 shares that remained available for issuance under the ESPP as of March 31, 2017, equal approximately 9.74% of the Company’s total issued and outstanding shares of Common Stock as of that date.

In the event the shareholders fail to approve the amendment to the ESPP, the ESPP will continue in operation pursuant to its terms with no change to the number of shares authorized for issuance under the plan.  In the event the shareholders fail to approve the amendment to the ESPP, the Company believes we will have to discontinue and cease all new offering periods under the ESPP as early as the next offering period beginning on July 1, 2017.

The Company believes the proposed amendment would facilitate our ability to continue to utilize the ESPP.  The Company believes the ESPP is an important component of its employee compensation package and assists it in attracting and retaining skilled personnel.  All of the Company’s employees were eligible to participate in, and 19% of the Company’s employees elected to participate in, the ESPP during the offering period ending December 31, 2016.  The essential features of the ESPP are summarized below.  The ESPP is intended to be an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code.

Summary Description of the 2006 Employee Stock Purchase Plan

The principal terms of the ESPP and its operation are summarized below.  The following summary is qualified in its entirety by the full text of the ESPP, which appears as Exhibit B to this Proxy Statement.

Background and Purpose.    The ESPP provides eligible employees with the opportunity to purchase shares of the Company’s Common Stock at a discount through payroll deductions.  The purposes of the ESPP are to encourage ownership of the Company’s Common Stock by the Company’s employees and to provide additional incentives to the Company’s employees to promote the success of the Company’s business.

Administration.    The ESPP is administered by the Board or by a committee appointed by the Board.  The Compensation Committee (the “Administrator”) has authority in its discretion to interpret the ESPP, to prescribe, amend and rescind rules and regulations relating to the ESPP, and to make all other determinations necessary or advisable for the administration of the ESPP.

Shares Available for Issuance.  The aggregate number of shares of the Company’s Common Stock that currently may be issued pursuant to the ESPP is 300,000, of which only 4,912 remained available for issuance as of March 31, 2017.  If shareholders approve the proposed amendment, this limit would be increased from 300,000 shares to 1,125,000 shares.

Eligibility and Participation.  Employees who are employed by the Company (or one of its subsidiaries designated as a “participating employer” in the ESPP) on the first day of any offering period and remain an eligible employee through the end of the offering period and who customarily work more than twenty hours per week (or such lesser number of hours as the Administrator may provide) and more than five months (or such lesser number of months as the Administrator may provide) per calendar year may participate in the ESPP.  Participation in the ESPP is voluntary.  No participant may purchase shares if immediately after such purchase, the participant would own stock and/or outstanding options to purchase stock comprising 5% or more of the total combined voting power of the Company’s stock or of any of the Company’s affiliates.  In addition, a participant’s right to purchase stock under the ESPP may not accrue at a rate that exceeds $25,000 (determined with respect to the fair market value of the stock at the time such option to purchase shares is granted) in any calendar year in which such right is outstanding at any time.

Currently, approximately 831 employees of the Company and its subsidiaries (including all of our Named Executive Officers) were eligible to participate in the ESPP.

Offering Periods.  Shares of stock are offered for purchase on the first business day of each offering period designated by the Administrator.  Currently, offering periods under the ESPP are approximately six months long and commence at the beginning of each January and July.  The Administrator has the authority to change the timing and duration of the offering periods (provided that each offering period is not less than three months and is not more than 27 months in duration), and provided further that the change is announced prior to the start of the relevant offering period.

Purchase Price.  Currently, the purchase price per share of Common Stock covered by an option granted under the ESPP is the lesser of (i) 85% of the fair market value per share of the Company’s Common Stock on the first day of the applicable offering period, and (ii) 85% of the fair market value per share of the Company’s Common Stock on the last day of the applicable offering period.  For purposes of the ESPP, the fair market value of the Company’s Common Stock is generally the closing price of the Company’s Common Stock on The NASDAQ on the determination date.  The Administrator may change the formula for determining the purchase price for a particular offering period prior to the start of that offering period, except that in no event may the purchase price for an offering period be lower than the lesser of (i) 85% of the fair market value per share of the Company’s Common Stock on the first day of the applicable offering period, and (ii) 85% of the fair market value per share of the Company’s Common Stock on the last day of the applicable offering period.

Payroll Deductions.  Employees participating in the ESPP for an offering period may authorize payroll deductions to the ESPP in that offering period in 1% multiples of eligible earnings for each payroll period, up to a maximum of 10% of their eligible earnings (or such different maximum as the Administrator may establish for the particular offering period).  An employee generally may not change the percentage of eligible earnings withheld during an offering period, however an employee may elect to discontinue payroll deductions during an offering period effective as of the next payroll date.  An employee may also withdraw from the ESPP during the offering period as described below.

Purchase of Stock.  By enrolling in the ESPP for an offering period, an employee is entitled to purchase shares of the Company’s Common Stock on the last day of the offering period.  The maximum number of shares that may be purchased by a participating employee during an offering period is determined by dividing the amount collected from the participant through payroll deductions during the offering period by the per share purchase price in effect for that offering termination date, subject to a maximum of 10,000 shares purchasable by any one participant for any one offering period (or such different individual limit as the Administrator may establish in advance of the relevant offering period).  Unless the employee’s participation is discontinued prior to such purchase date (for example, because of a termination of the employee’s employment with the Company or an election by the employee to withdraw from the ESPP), his or her purchase of the shares will occur automatically on the last day of the offering period at the applicable price.

Withdrawal.  Generally, a participant may withdraw from an offering period at any time prior to the last business day before the offering termination date by giving a withdrawal notice to the Company prior to the last payroll date in the offering period.  Any such withdrawal will not affect his or her eligibility to participate in future offering periods.  However, once a participant withdraws from a particular offering period, that participant may not participate again in the same offering period.  Upon a participant’s withdrawal from an offering period, all of the participant’s accumulated payroll deductions held by the Company will be paid to the participant in cash without interest.

Termination of Employment.  Termination of a participant’s employment for any reason, including death, retirement, or any other voluntary or involuntary termination, cancels his or her option to purchase shares and participation in the ESPP immediately as to the offering period in which the termination of employment occurs.  In such event, the payroll deductions credited to the participant’s account will be returned to him or her or, in the case of an employee’s death, to the person or persons entitled thereto as provided in the ESPP, in cash without interest.

Restrictions on Transfer.  Options under the ESPP may not be assigned, transferred, pledged, or otherwise disposed of, except by will, or under the laws of descent and distribution.  An option under the ESPP may not be exercised by anyone other than the participant during the life of the participant.

Changes in Capitalization.  As is customary in incentive plans of this nature, the number of shares reserved under the ESPP, any maximum number of shares a participant may purchase in the offering period in which such event occurs, and the number of shares and the price per share in effect under each outstanding option under the ESPP shall be appropriately adjusted for the payment of a stock dividend or any increase or decrease in the number of outstanding shares of the Company’s Common Stock resulting from a split-up or contraction of shares without receipt of any consideration by the Company, in order to prevent the dilution or enlargement of benefits under the ESPP.

Change of Control.  In the event of a dissolution or liquidation of the Company or any other corporate transaction in which the Company does not survive or does not survive as a public company, the Administrator shall, in its sole discretion, either (a) provide for the in-progress offering period to end prior to the transaction and for shares of Common Stock to be purchased on the last day of the shortened offering period, or (b) arrange with the surviving, continuing, successor or purchasing corporation, as the case may be, that such corporation shall assume the Company’s rights and obligations under the ESPP.

Amendment and Termination of the ESPP.  The Board may suspend, terminate or amend the ESPP at any time and from time to time (subject to shareholder consent as may be required by applicable law).  No suspension or termination of or amendment to the ESPP may materially adversely affect the rights of a participant with respect to an outstanding option held by the participant for a completed offering period as of the date of such termination or amendment without the participant’s consent.

No Limit on Other Plans.  The ESPP does not limit the ability of the Board or any committee of the Board to grant awards or authorize any other compensation, with or without reference to the Company’s Common Stock, under any other plan or authority.

Federal Income Tax Consequences of the ESPP

The following is a brief summary of the federal income tax consequences to U.S. taxpayers and the Company with respect to the shares purchased under the ESPP.  The summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Internal Revenue Code.  Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of.  Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period applicable to such shares.  If the shares are sold or otherwise disposed of (including by gift) more than two years after the first day of the particular offering period in which such shares were acquired and more than one year after the actual purchase date of the shares, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) the excess of the fair market value of the shares as of the first day of the applicable offering period over the purchase price.  Any additional gain or loss will be treated as long-term capital gain or loss.  If the shares are sold or otherwise disposed of (including by gift) before the expiration of either of the aforementioned holding periods, the participant will recognize ordinary income generally measured as the excess of (a) the fair market value of the shares on the date the shares are purchased over (b) the purchase price.  Any additional gain or loss on such sale or disposition will be capital gain or loss, which will be long-term if the shares are held for more than one year.  The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant with respect to shares purchased under the ESPP except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Participation in the ESPP

Participation in the ESPP is voluntary and therefore the number of shares an individual employee will purchase cannot be determined in advance.  If the proposed amendment to the ESPP had been in effect in 2016, the number of shares delivered under the ESPP for offering periods in 2016 would not have differed.  For the six-month offering periods ending in June 2016 and December 2016, the number of shares of the Company’s Common Stock purchased under the ESPP were 9,625 and 37,804, respectively. However, because benefits under the ESPP may change based on any number of variables, including, without limitation, the fair market value of the Company’s Common Stock at various future dates, the number of our employees who elect to participate in the ESPP and the amount of payroll deductions elected by the employees who participate, it is not possible to determine the benefits that will be received by employees if the proposed ESPP amendment is approved by the shareholders.

The closing market price for a share of the Company’s Common Stock as of March 31, 2017 was $32.26 per share.

Aggregate Past Purchases Under the 2006 Employee Stock Purchase Plan

As of March 31, 2017, a total of 295,088 shares of the Company’s Common Stock had been purchased by employees under the ESPP.  The number of shares of Common Stock purchased under the ESPP by each of our Named Executive Officers and our executive officers as a group is as follows:

Number of
Shares
Purchased
Under
Named Executive Officers:	ESPP
Thomas D. Brisbin,	1,320
Chairman of the Board and Chief Executive Officer
Michael A. Bieber,	1,321
President
Stacy B. McLaughlin,	3,236
Vice President & Chief Financial Officer
Daniel Chow,	-
Chief Operating Officer
Frank G. Tripepi,	-
Senior Vice President, Business Development
Total for All Current Executive Officers as a Group (6 persons):	5,877

The Company’s non-employee directors are not eligible to participate in the ESPP. No person has received 5% or more of the options or rights granted under the ESPP.

Vote Required for Amendment to ESPP

The Board believes that the amendment to the ESPP will promote the interests of the Company and its stockholders and will assist the Company in attracting and retaining skilled personnel.

All of the Company’s executive officers are eligible for awards under the ESPP and thus have a personal interest in the approval of the ESPP.

Approval of the amendment to the ESPP to increase the number of shares authorized for issuance under the plan requires the affirmative vote of the majority of the common stock present, or represented, and entitled to vote at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 2006 EMPLOYEE STOCK PURCHASE PLAN AS DESCRIBED ABOVE AND SET FORTH IN EXHIBIT B HERETO.

CORPORATE GOVERNANCE

The Board of Directors

Corporate Governance

The Company is managed under the direction of the Board currently composed of nine directors, eight of whom the Board has determined are independent under the rules of the listing standards for the Nasdaq Global Market (the “Nasdaq Rules”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  If all of the nominees named in this proxy statement are elected, eight of the nine directors will be independent under Nasdaq Rules.

Board members are expected to attend each Board meeting and each meeting of any committee on which such Board member serves and they are encouraged to attend the Annual Meeting of Stockholders.  The Board met four times in 2016.  Each incumbent director attended at least 75% of the total number of meetings of the Board that were held during the time that he or she served on the Board and of each committee on which he or she served during 2016.  Each incumbent director who was a director at the time of the 2016 annual meeting attended the 2016 annual meeting, except for Mr. Renken. Stockholders or other interested parties may communicate with members of the Board individually or with the Board as a whole by sending a letter to the appropriate director or the Board in care of the Secretary of the Company at the address shown below under “—Communications with the Board of Directors.”

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board.  In November 2016, the Board elected Thomas D. Brisbin, Willdan’s Chief Executive Officer, as Chairman of the Board.  In March, 2017, the Board appointed Keith W. Renken as Lead Independent Director of the Board.  Although, we have in the past separated the roles of Chief Executive Officer and Chairman of the Board, the Board believes that having Dr. Brisbin serve in both these roles, coupled with strong independent director leadership, further enhanced by the appointment of Mr. Renken as Lead Independent Director, is the most appropriate and effective board leadership structure for us at this time.

Executive Sessions

Non-management directors meet regularly in executive sessions without management.  Non-management directors are those directors who are not Company officers or employees and include directors, if any, who are not independent by virtue of the existence of a material relationship with the Company, former status or family relationship or for any other reason other than being an employee of the Company.  Executive sessions are led by a “Lead Director” and Mr. Renken has been designated as the Lead Director.  An executive session is held in conjunction with each regularly scheduled quarterly Board meeting and other sessions may be called by the Lead Director in his own discretion or at the request of the Board.

Director Independence

The Company has established standards of independence for the Board that comply with the Nasdaq Rules and Exchange Act.  Under these standards of independence, for a director to be considered independent, the director must, among other things, not be an officer or employee of the Company or its subsidiaries and the director must not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Company’s policy is to have at least a majority of directors qualify as independent under the listing standards set forth in the Nasdaq Rules and Exchange Act.  The Board has determined that each of Messrs. Cohen, Holdsworth, McEachern, McGinn, Probst, Renken, Shahidehpour and Westfall, is independent under the standards set forth in the Nasdaq Rules and the Exchange Act.  We have one director who is not independent, Dr. Brisbin, our Chief Executive Officer.

Committees of the Board of Directors

We have four standing committees of the Board:  the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Strategy, Mergers and Acquisitions Committee.  The charters for each of these committees are available on our website at www.willdan.com under “Investors—Corporate Governance—Governance Documents” or are available in print to any stockholder who requests a copy from the Company’s Secretary at 2401 East Katella Avenue, Suite 300, Anaheim, California 92806.  Each of these committees regularly reports to the Board as a whole.  Dr. Brisbin, our chairman of the board, serves as an ex officio member of each committee.  The following summaries identify the members of each committee as of the date of this proxy statement.  The composition of each committee may change following the Annual Meeting.

Audit Committee.  The Board’s Audit Committee consists of Messrs. McEachern, Probst, Renken and Westfall, each of whom the Board has determined is an independent director and meets the independence requirements for Audit Committee members under the Nasdaq Rules and the Exchange Act.  Mr. McEachern is the chairman of the Audit Committee and has been designated by the Board as the Audit Committee financial expert.  Each of the other members of the Audit Committee is financially literate, in accordance with the Nasdaq Rules.  The Audit Committee met five times during fiscal 2016.

Under the terms of the Audit Committee charter, the purpose of this committee is to assist the Board in overseeing the integrity of the Company’s financial statements and financial reporting, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, the performance of the Company’s internal reporting and audit functions, and the Company’s disclosure controls and procedures and system of internal controls regarding finance, accounting, legal compliance and ethics.  The Audit Committee confers formally with the Company’s independent registered public accounting firm, as well as with members of management to inquire as to the manner in which the respective responsibilities of these groups and individuals are being discharged.  The Audit Committee engages our independent registered public accounting firm and reviews and approves the scope of the audit conducted by the independent registered public accounting firm.

Compensation Committee.  The Board’s Compensation Committee consists of Messrs. Holdsworth, McEachern, and Shahidehpour, each of whom the Board has determined is an independent director under the Nasdaq Rules and the Exchange Act, with Mr. Holdsworth serving as the Committee’s chairman.  Mr. Toups served on the Compensation Committee for all of fiscal 2016 and until his retirement on March 16, 2017. The Compensation Committee is responsible for establishing and governing the compensation and benefit practices of the Company.  The Compensation Committee charter requires that the Compensation Committee consist of three or more members of the Board, each of whom qualifies as an “independent director” under Nasdaq Rules, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.  At all times during fiscal 2016, the Compensation Committee consisted of at least three members of the Board, each of whom the Board has affirmatively determined satisfies these independence requirements.  The Compensation Committee met five times during fiscal 2016.

The Compensation Committee assists the Board in determining the compensation of the Company’s executive officers and senior management and approves the annual and long-term compensation for the Company’s Chief Executive Officer and other executive officers.  In addition to its annual review of the compensation of the Company’s officers, the Compensation Committee administers the Company’s 2008 Performance Incentive Plan (the “2008 Plan”), 2006 Stock Incentive Plan (the “2006 Plan”) and the Amended and Restated Willdan Group, Inc. 2006 Employee Stock Purchase Plan (the “ESPP”).  The Committee has the authority to designate officers, directors or key employees eligible to participate in the plans, to prescribe the terms of any stock options or other equity-based awards, to interpret the plans, and to make all other determinations for administering the plans.  Our Chief Executive Officer recommends to the Compensation Committee salary, annual bonus and long-term compensation levels for less senior officers, including the other Named Executive Officers (as defined below).

The Compensation Committee is authorized to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of our senior executive officers (including all of the Named Executive Officers).  In light of the straightforward nature of our executive compensation arrangements, the Compensation Committee believes it has not been necessary to date to retain independent compensation consultants.

Nominating and Governance Committee.  The Board’s Nominating and Governance Committee consists of Messrs. Shahidehpour, Cohen, and Westfall, each of whom the Board has determined is an independent director under the Nasdaq Rules, with Dr. Shahidehpour serving as the Committee’s chairman.  The Nominating and Governance Committee met four times in fiscal 2016.

The Nominating and Governance Committee works with the Board to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members.  In evaluating the suitability of individual Board members, the Nominating and Governance Committee and the Board take into account many factors, as discussed above under “Proposal 1. Election of Directors—Information Regarding Nominees.”  Although the Company does not have a formal policy with regard to the consideration of diversity in identifying candidates for election to the Board, the Nominating and Governance Committee recognizes the benefits associated with a diverse group of directors and takes diversity considerations into account when identifying director candidates.  The Nominating and Governance Committee and the Board seek a broad range of perspectives and consider both the personal characteristics and experience of prospective nominees to ensure that the Board as a whole will possess the appropriate skills and expertise to oversee the Company.  These factors, and others considered useful by the Nominating and Governance Committee, will be reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

After assessing the perceived needs of the Board, the Nominating and Governance Committee may identify specific individuals to serve as directors and the committee looks to well respected companies as a potential source of director candidates with relevant experience.  The priorities and emphasis of the Nominating and Governance Committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members.  The Nominating and Governance Committee establishes procedures for the nomination process and may recommend candidates for election to the Board.

Strategy, Mergers and Acquisitions Committee.  The Board’s Strategy, Mergers and Acquisitions, or SMA, Committee consists of Messrs. Cohen, McGinn, Probst, Holdsworth and Shahidehpour, each of whom the Board has determined is an independent director under the Nasdaq Rules, with Dr. Cohen serving as the Committee’s chairman.  The SMA Committee assists the Board by reviewing and making recommendations to the Board or taking actions on behalf of the Board relating to the Company’s financial and strategic plans.  The SMA Committee charter requires that the SMA Committee consist of three members of the Board, each of whom the Board has determined satisfies the independence requirements under the Nasdaq Rules and the Exchange Act.  The SMA Committee met four times during fiscal 2016.

The responsibilities of the SMA Committee include reviewing with management, on a timely basis, significant financial matters of the Company and its subsidiaries, including matters relating to the Company’s capitalization, dividend policy and practices, credit ratings, cash flows, borrowing activities, investment strategies, and potential acquisitions, and risk oversight.  The SMA Committee also reviews and may recommend to the Board actions relating to offerings of the Company’s debt or equity securities; purchases or disposals of treasury shares, except the purchase of shares pursuant to approved employee benefit plans; stock splits or reclassification of shares; the declaration and payment of any dividends on the Company’s common stock; guarantees of unconsolidated third party indebtedness; and certain other financial transactions and strategies.

Oversight of Risk

Companies face a variety of risks, including credit risk, liquidity risk, and operational risk.  The Board believes an effective risk management system will (1) timely identify the material risks that the Company faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee, (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (4) integrate risk management into the Company decision making.

Board’s Role in Risk Oversight. One of the principal functions of our Board is to provide oversight concerning the assessment and management of risk related to our business. The Board is involved in risk oversight through direct decision-making authority with respect to fundamental financial and business strategies and major corporate activities, including material acquisitions and financings, as well as through its oversight of management and the committees of the Board. Management is responsible for identifying the material risks facing the Company, implementing appropriate risk management strategies and ensuring that information with respect to material risks is shared with the Board or the appropriate Board committee. In connection with this responsibility, members of management provide regular reports to the Board regarding business operations and strategic planning, financial planning and budgeting and regulatory matters, including any material risk to the Company relating to such matters.

The Board has delegated oversight for specific areas of risk exposure to committees of the Board as follows:

1.

The Audit Committee is responsible for discussing policies with respect to risk assessment and risk management periodically with management and the independent auditor, as well as the Company’s plans or processes to monitor, control and minimize any financial risk exposure.  The Audit Committee is also responsible for primary risk oversight related to our financial reporting, accounting and internal controls.

2.	The Compensation Committee reviews the Company’s incentive compensation arrangements to help ensure that they do not encourage unnecessary risk-taking.

3.	The SMA Committee reviews periodically the Company’s risk management strategies with the Audit Committee.

At each regular meeting of our Board, the chairperson of each committee reports to the full Board regarding the matters reported and discussed at any committee meetings, including any matters relating to risk assessment or risk management. Upon the request of the committees, our Chief Executive Officer and Chief Financial Officer attend meetings of these committees when they are not in executive session, and often report on matters that may not be otherwise addressed at these meetings. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held. Our Board believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.

Compensation Risk Assessment. We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to encourage unnecessary or excessive risk taking that could have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of our executive compensation program do not encourage management to assume unnecessary or excessive risks that could have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

The Board’s Compensation Committee consists of Messrs. Holdsworth, McEachern and Shahidehpour. None of the members of our Compensation Committee has at any time been one of our officers or employees, nor has any member of our Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K. None of our executive officers serves, or in the past year has served, as a member of the board of directors or the compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee.

Policy on Hedging and Pledging

The Company recognizes that hedging against losses in Company stock is not appropriate or acceptable trading activity for individuals employed by or serving the Company.  The Company has incorporated prohibitions on various hedging activities within its insider trading policy, which policy applies to directors, officers and employees of the Company and their family members.  The policy prohibits trading in any interest or position relating to the future price of Company securities, such as put, call or short sale.

Code of Ethics

The Company expects that all of its directors, officers and employees will maintain a high level of integrity in their dealings with and on behalf of the Company and will act in the best interests of the Company.  The Company has adopted a Code of Ethical Conduct which provides principles of conduct and ethics for the Company’s directors, officers and employees.  This Code complies with the requirements of the Sarbanes-Oxley Act of 2002 and the Nasdaq Rules.  This Code of Ethical Conduct is available on the Company’s website at www.willdan.com under “Investors—Corporate

Governance—Governance Documents” and is also available in print, without charge, to any stockholder who requests a copy by writing to our Secretary at 2401 East Katella Avenue, Suite 300, Anaheim, California 92806.

Material Litigation

There are currently no ongoing material proceedings in which any director or executive officer is a party adverse to the Company or any of its subsidiaries, or in which any director or executive officer has a material interest adverse to the Company or any of its subsidiaries.

Director Nominations by Stockholders

The Nominating and Governance Committee will consider director candidates recommended by stockholders.  Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources.  To be properly communicated, stockholders desiring to recommend candidates for nomination or election to the Board should submit their recommendations in writing to the attention of the Secretary, Willdan Group, Inc., 2401 East Katella Avenue, Suite 300, Anaheim, CA 92806, together with the following information:  (i) all information about the stockholder and the candidate that would be required pursuant to Section 3.04(a)(ii) of our Bylaws if the stockholder was nominating the candidate for election to the Board, (ii) a statement of the proposed director candidate’s qualifications, taking into account the principles used by the Nominating and Governance Committee in evaluating possible candidates as described above, (iii) a statement detailing any relationship between the proposed director candidate and any of our competitors, and (iv) detailed information about any relationship or understanding between the recommending stockholder and the director candidate.  The Nominating and Governance Committee may request additional information concerning the director candidate as it deems reasonably necessary to determine the eligibility and qualification of the director candidate to serve as a member of our Board.

The Nominating and Governance Committee will evaluate any stockholder recommended candidate to determine whether he or she is highly qualified.  Particular consideration will be given to those individuals who have substantial achievement in their personal and professional pursuits and whose talents, experience and integrity would be expected to contribute to the best interests of the Company and to long-term stockholder value.  Without limitation, the Committee recommends individuals who have a general management focus, have specialization in the Company’s principal business activities or finance, have significant experience in issues encountered by public companies and who could contribute to the diversity of the board.  The Nominating and Governance Committee evaluates stockholder recommended candidates in the same way it evaluates candidates proposed from other sources.

Please note that stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Nominating and Governance Committee as described above) must deliver written notice to our Secretary in the manner described in Section 3.04(a)(ii) of our Bylaws.

Communications with the Board of Directors

Individuals may contact the Company’s entire Board or an individual director by sending a written communication to the Board or such director in care of:

Secretary

Willdan Group, Inc.

2401 E. Katella Avenue, Suite 300

Anaheim, CA 92806

Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent.  Each communication will be reviewed by the Company’s Secretary to determine whether it is appropriate for presentation to the Board or such director.  Advertisements, solicitations or hostile communications will not be presented.  Communications determined by the Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.

A stockholder wishing to communicate directly with the non-management members of the board may address the communication to “Non-Management Directors, c/o Board of Directors” at the same address set forth above.  These communications will be handled by the Lead Director, who presides at the meetings of non-management directors.  Finally, communications can be sent directly to individual directors by addressing letters to the director’s individual name, c/o the Board of Directors, at the address above.

PRINCIPAL STOCKHOLDERS

Except as otherwise noted, the following table sets forth information as of April 13, 2017 with respect to:  (i) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, based upon Schedule 13G and Schedule 13D reports filed with the SEC, (ii) each of our directors and director nominees, (iii) each of our Named Executive Officers (as defined below under “Executive Compensation”) and (iv) our directors and executive officers as a group.

Unless otherwise noted below, the address of the persons listed in the table is c/o Willdan Group, Inc., 2401 East Katella Avenue, Suite 300, Anaheim, California 92806.  The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.  Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security.  A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days.  Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.  Except as otherwise noted, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned, subject to applicable community property laws.  We had 8,559,261 shares of common stock outstanding on April 13, 2017.

	Amount of	Percent of
	Beneficial	Common
Name and Address of Stockholder	Ownership	Stock
5% Stockholders
Renaissance Technologies LLC(1)	506,989	5.9%
Edward W. Wedbush(2)	468,459	5.5%
Executive Officers, Directors and Director Nominees
Thomas D. Brisbin(3)	408,798	4.8%
Michael A. Bieber(4)	98,998	1.2%
Daniel Chow(5)	63,000	* %
Steven A. Cohen(6)	8,183	* %
Raymond W. Holdsworth(7)	83,183	1.0%
Douglas J. McEachern(8)	87,320	1.0%
Dennis V. McGinn	—	* %
Stacy B. McLaughlin(9)	11,333	* %
Curtis S. Probst	—	* %
Keith W. Renken(10)	124,583	1.5%
Mohammad Shahidehpour(11)	8,183	* %
Frank G. Tripepi	139,500	1.6%
Win Westfall(12)	42,183	* %
All directors and executive officers as a group (14 persons)	1,134,978	13.3%

*The percentage of shares beneficially owned by this executive officer or director does not exceed one percent of the Company’s outstanding common stock.

(1)

Beneficial ownership information is given as of November 14, 2016 and was obtained from a Schedule 13G filed with the SEC on February 14, 2017 by Renaissance Technologies LLC (“RTC”) and Renaissance Technologies Holdings Corporation (“RTHC”).  RTHC is the majority owner of RTC. The principal office or business address of RTC and RTHC is 800 Third Avenue, New York, NY 10022.

(2)

Beneficial ownership information is given as of December 31, 2015 and was obtained from a Schedule 13G/A filed with the SEC on March 1, 2016 by Wedbush, Inc.  Edward W. Wedbush owns approximately 50% of the issued and outstanding shares of Wedbush, Inc., which is the sole shareholder of Wedbush Securities Inc. Mr. Wedbush is also the Chairman of the Board of Wedbush, Inc. and the President of Wedbush Securities Inc.  Edward Wedbush has sole voting and dispositive power over 389,372 shares, shared voting power over 406,872 shares and shared dispositive power over 468,459 shares, of which Wedbush Securities, Inc. has dispositive power over 61,587 shares and Mr. Wedbush disclaims beneficial ownership over such shares.  In addition, Wedbush Securities Inc. has shared voting power over 17,500 shares and shared dispositive power over 468,459 shares, and Wedbush Inc. has sole voting and dispositive power over 17,500 shares and shared voting and dispositive power over 17,500 shares.  The address for Wedbush Inc. is 1000 Wilshire Blvd., Los Angeles, CA 90017-2457, and the address for Wedbush Securities Inc. and Mr. Wedbush is P.O. Box 30014, Los Angeles, CA 90030-0014.

(3)

Consists of 185,465 shares of common stock held directly by Dr. Brisbin and 223,333 shares of common stock subject to options exercisable on or before June 13, 2017. The 185,465 shares of common stock held directly by Dr. Brisbin include 40,000 shares of restricted stock which vest in substantially equal parts on each of May 5, 2017, May 5, 2018 and May 5, 2019.

(4)

Consists of 7,333 shares of common stock held directly by Mr. Bieber and 91,665 shares of common stock subject to options exercisable on or before June 13, 2017. The 7,333 shares of common stock held directly by Mr. Bieber include 3,333 shares of restricted stock, which vest in substantially equal parts on each of March 8, 2018, March 8, 2019 and March 8, 2020.

(5)

Consists of 37,667 shares of common stock held directly by Mr. Chow and 25,333 shares of common stock subject to options exercisable on or before June 13, 2017.  The 37,667 shares of common stock held directly by Mr. Chow include 12,667 shares of restricted stock, of which 10,000 shares vest in substantially equal parts on each of May 5, 2017, May 5, 2018 and May 5, 2019 and 2,667 shares vest in substantially equal parts on each of March 8, 2018, March 8, 2019 and March 8, 2020.

(6)

The 8,183 shares of common stock held by Dr. Cohen include 6,983 shares of restricted stock, of which 2,400 shares of restricted stock vest in substantially equal parts on each of June 5 2017 and June 5, 2018 and 4,583 shares of restricted stock vest in substantially equal parts on each of June 9, 2017, June 9, 2018 and June 9, 2019.

(7)

Consists of 63,183 shares of common stock held directly by Mr. Holdsworth and 20,000 shares of common stock subject to options exercisable on or before June 13, 2017.  The 63,183 shares of common stock held directly by Mr. Holdsworth include 6,983 shares of restricted stock, of which 2,400 shares of restricted stock vest in substantially equal parts on each of June 5, 2017 and June 5, 2018 and 4,583 shares of restricted stock vest in substantially equal parts on each of June 9, 2017, June 9, 2018 and June 9, 2019.

(8)

Consists of 10,683 shares of common stock held directly by Mr. McEachern and 76,637 shares of common stock held in The McEachern Family Trust. Mr. McEachern and his wife are co-trustees and beneficiaries of the trust and have shared voting and investment control over our shares of common stock held therein.  The 10,683 shares of common stock held directly by Mr. McEachern include 6,983 shares of restricted stock, of which 2,400 shares of restricted stock vest in substantially equal parts on each of June 5, 2017 and June 5, 2018 and 4,583 shares of restricted stock vest in substantially equal parts on each of June 9, 2017, June 9, 2018 and June 9, 2019.

(9)

Consists of 1,333 shares of common stock held directly by Mrs. McLaughlin and 10,000 shares of common stock subject to options exercisable on or before June 13, 2017. The 1,333 shares of common stock held directly by Ms. McLaughlin are restricted shares of stock, which vest in substantially equal parts on each of March 8, 2018, March 8, 2019 and March 8, 2020.

(10)

Consists of 37,183 shares of common stock held directly by Mr. Renken, 80,400 shares of common stock held by the LVRJC Partnership and 7,000 shares of common stock subject to options exercisable on or before June 13, 2017. Mr. Renken is the managing partner of the partnership and has sole voting and investment control over our shares of common stock held therein.  The 37,183 shares of common stock held directly by Mr. Renken include 6,983 shares of restricted stock, of which 2,400 shares of restricted stock vest in substantially equal parts on each of June 5, 2017 and June 5, 2018 and 4,583 shares of restricted stock vest in substantially equal parts on each of June 9, 2017, June 9, 2018 and June 9, 2019.

(11)

The 8,183 shares of common stock held by Dr. Shahidehpour include 6,983 shares of restricted stock, of which 2,400 shares of restricted stock vest in substantially equal parts on each of June 5, 2017 and June 5, 2018 and 4,583 shares of restricted stock vest in substantially equal parts on each of June 9, 2017, June 9, 2018 and June 9, 2019.

(12)

Consists of 20,183 shares of common stock held directly by Mr. Westfall and 22,000 shares of common stock subject to options exercisable on or before June 13, 2017. The 20,183 shares of common stock held directly by Mr. Westfall include 6,983 shares of restricted stock, of which 2,400 shares of restricted stock vest in substantially equal parts on each of June 5, 2017 and June 5, 2018 and 4,583 shares of restricted stock vest in substantially equal parts on each of June 9, 2017, June 9, 2018 and June 9, 2019.

MANAGEMENT

The following table sets forth the names, ages and positions of our current executive officers.

Name	Age	Position
Thomas D. Brisbin	64	Chairman of the Board and Chief Executive Officer
Michael A. Bieber	48	President
Stacy B. McLaughlin	35	Vice President and Chief Financial Officer
Daniel Chow	66	Chief Operating Officer
Marc Tipermas	69	President of National Programs
Frank G. Tripepi	69	Senior Vice President, Business Development

Biographical information concerning Dr. Brisbin is set forth under the caption “Proposal 1. Election of Directors—Information Regarding Nominees and Directors.”

Michael A. Bieber was appointed President of the Company in November 2016.  Previously, Mr. Bieber was Senior Vice President, Corporate Development of the Company from December 2014 to November 2016.  Previously, he served as Senior Vice President at Tetra Tech, where he served in a number of leadership roles for over 18 years.  From March 2007 to December 2014, Mr. Bieber managed Tetra Tech’s mergers and acquisitions and investor relations functions, overseeing over fifty acquisitions.  From 2005 to 2007, Mr. Bieber managed Tetra Tech’s corporate business development group, where he was responsible for overseeing internal business development, marketing and communications.  From January 2000 to December 2014, Mr. Bieber also worked in Tetra Tech’s investor relations group.  From 1996 to 2000, he was a proposal manager in Tetra Tech’s corporate marketing group.  From 1994 to 1996, he served at CRC, Inc., and its successor, as a strategic business development consultant to large defense, infrastructure, and environmental firms.  Prior to 1994, Mr. Bieber worked for IT Corporation (now CB&I) where he served as project manager and engineer on government nuclear and commercial environmental projects.  Mr. Bieber holds a B.S. degree in Civil Engineering from the Tennessee Technological University.

Stacy B. McLaughlin was appointed Vice President and Chief Financial Officer of the Company in November 2013.  Mrs. McLaughlin served as the Company’s Compliance Manager from 2010 to 2013.  As Compliance Manager, Mrs. McLaughlin was responsible for overseeing all aspects of the financial reporting process, including analyzing the balance sheets and income statements of each business segment.  Prior to joining the Company, Mrs. McLaughlin was, from 2009 to 2010, Senior Associate at Windes & McClaughry Accountancy Corporation and, from 2004 to 2009, Senior Audit Associate at the public accounting firm KPMG LLP.  In her position at KPMG LLP, she planned, coordinated and completed financial statement audits for companies in the engineering services sector, among others.  Mrs. McLaughlin has a Masters in Accounting from the University of Southern California and BS from the University of Arizona.  Mrs. McLaughlin is a Certified Public Accountant (CPA).

Daniel Chow was appointed Chief Operating Officer of the Company in November 2016.  Mr. Chow also continues to serve as President and Chief Executive Officer of Willdan Energy Solutions since August 2016 and as President and Chief Executive Officer of Willdan Engineering since December 2008.  Prior to joining the Company, Mr. Chow was the Vice President of AMEC Earth & Environmental, Inc., a subsidiary of AMEC plc, a global provider of high value consultancy, engineering and project management services to the energy, power and process industries, from April 2004 to December 2008.  Prior to AMEC, Mr. Chow worked at Tetra Tech EM Inc. (formerly PRC Environmental Management, Inc.) for over 20 years and held various senior management positions, including Vice President of US operations.  During Mr. Chow’s tenure with these firms he was responsible for establishing new offices and developing and implementing management systems firmwide to enhance operations.  He also led the pursuit and management of multi-million dollar contracts for government clients that included the U.S. Navy and the U.S. Army Corps of Engineers.  Mr. Chow received his B.Sc. in Mechanical Engineering from Tennessee Technological University and his Master’s Degree in Environmental Engineering from Illinois Institute of Technology.  He is a registered professional engineer in the state of Illinois and Guam.

Marc Tipermas was appointed President of National Programs in May 2007.  Dr. Tipermas has spent most of his 35-year career in the professional services industry in a variety of senior executive level business development and operations positions.  From 1981 to 1998, Dr. Tipermas worked at ICF Kaiser International, a global consulting, engineering, and program management firm with over 6,000 employees, and was named President and Chief Operating Officer in 1997.  From January 2002 to May 2006, he was Senior Vice President for Business Development of Dynamac Corporation, an environmental consulting firm.  From October 1998 to December 2001 and from May 2006 to May

2007, he worked as an independent business development consultant to several nationwide engineering and consulting firms.  From 1977 to 1981 Dr. Tipermas worked at the U.S. Environmental Protection Agency (EPA) and from 1980 to 1981 served as the first Director of EPA’s Superfund Policy and Program Management Office.  From 1975 to 1977 he was Assistant Professor of Political Science at SUNY/Buffalo.  Dr. Tipermas received an S.B. from the Massachusetts Institute of Technology and holds Ph.D. and Master’s degrees from Harvard University in political science.

Frank G. Tripepi was appointed Senior Vice President, Business Development in May 2011.  Previously, he served as the President and Chief Executive Officer of our subsidiary, Willdan Financial Services, formerly known as MuniFinancial, from June 2002 to May 2011.  From October 2008 to December 2009, Mr. Tripepi also served as the interim city manager for the City of La Puente.  Prior to joining Willdan Financial Services, Mr. Tripepi served as the city manager of Rosemead, California for approximately 28 years.  In April 2004, Mr. Tripepi received an appointment to the Board of Governors of the Rose Institute of State and Local Government.  The Rose Institute conducts and publishes research on California government and politics.  Mr. Tripepi received his B.A. in Political Science in 1969 from California State University, Fullerton.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes each of the material elements of compensation awarded to, earned by or paid to our executive officers identified in the “Summary Compensation Table,” whom we refer to in this section as our “Named Executive Officers.” This section also describes the role and involvement of various parties in our executive compensation analysis and decisions, and provides a discussion of the process and rationale for the decisions of our Compensation Committee to compensate our Named Executive Officers with specific types and amounts of compensation.

2016 Named Executive Officers

Our Named Executive Officers for 2016 were:

Thomas D. Brisbin	Chairman of the Board and Chief Executive Officer
Michael A. Bieber	President
Stacy B. McLaughlin	Vice President and Chief Financial Officer
Daniel Chow	Chief Operating Officer
Frank G. Tripepi	Senior Vice President, Business Development

Financial Highlights

We believe that 2016 was a successful year for the Company.  We were able to successfully execute on our business plan, and believe that we were able to deliver strong energy savings on all of our major long-term programs for utilities, while effectively ramping up the new programs we won in 2016.  During 2016, we achieved significant year-over-year growth in several important metrics, as highlighted below:

➢	Total contract revenue of $208.9 million, an increase of 55% over prior year;

➢	Net income of $8.3 million, an increase of 95% over prior year;

➢	Diluted earnings per share of $0.97, up 87% over prior year;

➢	Cash flow from operations of $21.6 million; and

➢	Stock price appreciation from $8.38 at December 31, 2015 to $22.59 at December 30, 2016, an increase of approximately 170%.

Executive Compensation Program Objectives and Philosophy

In 2015, we adopted a comprehensive executive compensation plan statement.  Decisions regarding total compensation program design, as well as individual pay decisions and adjustments, are made in the context of our executive compensation plan statement.

Under our executive compensation plan statement, our executive compensation philosophy is to:

➢	Align the interests of our executives with those of the stockholders;

➢	Attract, motivate, reward and retain the top contributors upon whom, in large part, our success depends;

➢	Be competitive with compensation programs for companies of similar size and complexity with whom we compete for talent, including direct competitors;

➢	Provide compensation based upon the short-term and long-term performance of both the individual executive and the Company; and

➢	Strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified corporate and individual goals.

Our current executive compensation program consists of three key elements, each of which is designed to be consistent with our executive compensation philosophy: (1) base salary; (2) cash bonuses that are earned based on performance; and (3) long-term incentive compensation in the form of equity awards that are subject to time-based vesting requirements. We also provide 401(k) retirement benefits and, in some cases, severance benefits to our executive officers, including the Named Executive Officers.

In structuring our executive compensation arrangements, our Compensation Committee considers how each compensation element fits within our overall philosophy. Base salaries are primarily intended to attract and retain top contributors.  We believe that in order to attract and retain top executives, we need to provide our executive officers with compensation levels that reward their continued service and are competitive. Cash bonuses and long-term equity incentives are the elements of our executive compensation program that are “at risk” and designed to reward performance and thus the creation of long-term shareholder value. Performance cash bonuses are primarily intended to motivate the Named Executive Officers to achieve our short-term financial objectives. Our long-term equity incentives are primarily intended to align our Named Executive Officers’ long-term interests with shareholders’ long-term interests.

Role of the Compensation Committee

Pursuant to its charter, the Compensation Committee of our Board has the authority to determine the amount of compensation given to each of the Named Executive Officers. The Compensation Committee implements our executive compensation philosophy, and is responsible for administering our equity compensation plans, including approving grants of awards under the plans.  In performing its duties, the Compensation Committee is authorized to consider the recommendations of our Chief Executive Officer when determining the compensation of the other Named Executive Officers.   All of the members of the Compensation Committee are independent directors.

The elements of our executive compensation program were each approved by the Compensation Committee.  None of the Named Executive Officers is a member of the Compensation Committee or, except for recommendations made by our Chief Executive Officer with respect to the compensation of the other Named Executive Officers, had any role in determining the compensation of the Named Executive Officers.

The Compensation Committee is authorized to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of our senior executive officers (including all of the Named Executive Officers).   Consistent with past practice, in 2016 neither our Compensation Committee nor management retained a compensation consultant to review or recommend the amount or form of compensation paid to our executive officers, including our Named Executive Officers, or our directors.  In light of the straightforward nature of our executive compensation arrangements, the Compensation Committee believes it has not been necessary to date to retain independent compensation consultants. If and when we decide to retain a compensation consultant to assist us with our executive compensation programs in the future, we will conduct an independence assessment of any such compensation consultant (including an assessment of any conflicts of interest) as and to the extent required under applicable SEC and NASDAQ rules.

Similarly, our Compensation Committee does not “benchmark” executive compensation at any particular level in comparison with other companies. Rather, our Compensation Committee familiarizes itself with compensation trends and competitive conditions through the review of non-customized third-party market surveys and other publicly available data about relevant market compensation practices. In setting compensation levels for 2016, our Compensation Committee considered publicly available compensation data to determine the relative strengths and weaknesses of our compensation packages on an aggregate basis solely as a validation after determining the types and amount of compensation based on its own evaluation. In addition to a review of the general market compensation levels and practices, in setting compensation levels for 2016, our Compensation Committee also considered each executive’s level of responsibility and performance for the overall operations of the Company, historical Company practices, long-term market trends, internal pay equity, expectations regarding the individual’s future contributions, our own performance, and budget considerations.

Role of Shareholder Say-on-Pay Votes

The Company annually offers shareholders the opportunity to cast an advisory vote on our executive compensation program. This annual vote is known as the “say-on-pay” proposal. At our annual general meeting in 2016, approximately 84 percent of votes cast were in favor of our executive compensation program for 2015. The Compensation Committee believes these results demonstrate that shareholders support our executive compensation program. When making future compensation decisions for Named Executive Officers, the Compensation Committee will continue to consider the opinions that shareholders express through say-on-pay votes.

Executive Compensation Program Elements

Base Salaries

We pay each Named Executive Officer a base salary to provide each executive with a minimum, fixed level of cash compensation.  Decisions regarding increases to base salaries are made at the discretion of our Compensation Committee. In reviewing base salary levels for our Named Executive Officers, our Compensation Committee primarily considers and assesses the following factors: each Named Executive Officer’s current base salary, their job responsibilities, leadership and experience, value to our Company and the recommendations of our President and Chief Executive Officer (other than with respect to his own compensation).

Even though 2016 was a successful year for us and we achieved significant year-over-year growth in several important metrics, the Compensation Committee determined not to make any increase to Dr. Brisbin’s base salary in 2016.  During 2016, the Compensation Committee did approve base salary increases for Mr. Chow and Mrs. McLaughlin to recognize their leadership and experience, but did not award base salary increases to any of the other Named Executive Officers.

No Named Executive Officer has received a base salary increase for 2017.

Annual Bonuses

We determined to award performance bonuses to all of our Named Executive Officers except Dr. Brisbin in 2016.  The Compensation Committee determined the amount of each executive’s bonus in its discretion, and did not use any formulaic bonus metric.  In determining the amount of each executive’s 2016 bonus, the Compensation Committee primarily considered our overall financial performance during our 2015 fiscal year and the first part of our 2016 fiscal year, budget considerations, each executive’s level of responsibility and performance, internal pay equity, and the recommendations of our Chief Executive Officer (other than with respect to his own compensation).

Even though 2016 was a successful year for the Company, Dr. Brisbin was not awarded a bonus in 2016. Instead, Dr. Brisbin was awarded a long-term equity award in connection with his appointment as Chairman of the Board. As described below, the Compensation Committee determined to grant Dr. Brisbin a long-term equity award instead of a bonus because it wanted to award him with a meaningful long-term equity incentive tied to the value of our stock that would vest in installments over a three-year period and provide more retention value than a cash bonus for 2016.

Long-Term Equity Awards

Our 2008 Performance Incentive Plan permits us to award all types of incentive awards, including incentive or nonqualified options, stock appreciation rights, stock bonuses, restricted stock, stock units, performance stock, phantom stock, dividend equivalents and other forms of awards.

The Compensation Committee has currently determined to grant long-term equity incentive awards to the Named Executive Officers and other executives in the form of options and restricted stock awards. The Compensation Committee believes option awards with a multi-year vesting schedule create an incentive for the executives to create and preserve long-term shareholder value, as the options will only have value if our share price increases following the grant date. The Compensation Committee believes restricted stock awards with a multi-year vesting schedule can be an effective supplement to option awards in the mix of long-term equity compensation because, compared to options, they have value even if our share price does not appreciate. This helps to mitigate risk by ensuring that our Named Executive

Officers have downside risk that is aligned with our shareholders’ interests and also helps enhance the retentive value of the awards.

In 2016, each of our Named Executive Officers (except Mr. Tripepi) received an option award under our 2008 Plan.  Each option award was granted with an exercise price equal to the fair market value of a share of our Common Stock on the grant date, and will only have value if the executives are able to successfully drive appreciation in the value of our Common Stock.

As described above, in connection with Dr. Brisbin’s appointment as Chairman of the Board in November 2016, Dr. Brisbin was granted a restricted stock award that vests in substantially equal annual installments over three years, subject to his continued employment on each vesting date.  The Compensation Committee determined to grant Dr. Brisbin a long-term equity award in connection with his appointment because it wanted to award with him a meaningful long-term equity incentive tied to the value of our stock that would vest in installments over a multi-year period.  The Compensation Committee believed this award would provide significant retentive value over the vesting period and would further align Dr. Brisbin’s interests with those of our shareholders.  As a result of this equity award, Dr. Brisbin was not awarded a cash bonus for 2016.

Mr. Chow was also granted a restricted stock award in November 2016 that vests in substantially equal annual installments over three years, subject to his continued employment on each vesting date. This award was granted to reward Mr. Chow for his contributions to our successful performance in 2016 and to help further align his interests with those of our shareholders.

In determining the level of awards granted to each of the Named Executive Officers who received a long-term equity incentive grant in 2016, the Compensation Committee primarily took into account the executive’s level of responsibility and performance for the overall operations of the Company, internal pay equity, historical Company practices, each executive’s performance, budget considerations, and for Dr. Brisbin and Mr. Chow, the specific factors described above.

Severance

Dr. Brisbin and Mr. Chow are employed pursuant to employment agreements or offer letters that provide specified levels of severance benefits if the executive’s employment is terminated by us without “cause” or, in the case of Dr. Brisbin, by the executive for a “good reason.”  The level of each executive’s severance benefits was negotiated and established in connection with the executive’s entry into his employment agreement or offer letter, and has been determined to be appropriate by the Compensation Committee based on the executive’s level of responsibility and performance for the overall operations of the Company, long-term market trends, and budget considerations.  Severance benefits for Dr. Brisbin are based on a multiple of “2x” his base salary and severance benefits for Mr. Chow are based on a multiple of “0.25x” base salary (or three months of base salary in total).  Severance benefits for Dr. Brisbin also includes payment of the executive’s target bonus for the year of termination of employment and a continued medical benefits component (which for Dr. Brisbin, is payable for any type of termination other than a termination by us for “cause”).

Mrs. McLaughlin, Mr. Bieber and Mr. Tripepi are not party to employment agreements or offer letters with us that provide for the payment of severance benefits for any type of termination of employment.

We do not believe that our Named Executive Officers should be entitled to any cash severance payments or benefits merely because of a change in control of the Company. Accordingly, none of the Named Executive Officers is entitled to any such payments or benefits upon the occurrence of a change in control of the Company unless there is an actual or constructive termination of employment for “good reason” following the change in control (a “double-trigger” arrangement).

Similarly, none of our Named Executive Officers is entitled to receive any automatic “single trigger” equity acceleration, as our equity awards will only vest in connection with a change in control of the Company if they are not substituted or assumed in connection with the transaction.

No Named Executive Officer is entitled to receive a “gross-up” or similar payment for any excise taxes that may become payable in connection with a change in control pursuant to Sections 280G and 4999 of the Code.  Instead, our 2008 Performance Incentive Plan generally provides that awards or payments under the 2008 Plan are automatically “cut back” in such circumstances in order to avoid triggering these excise taxes.

Other Benefits

While employed, we provide our Named Executive Officers with retirement benefits under our 401(k) Plan, participation in our medical, dental and insurance programs and vacation and other holiday pay, all in accordance with the terms of such plans and programs in effect from time to time and substantially on the same terms as those generally offered to our other employees.

Policy with Respect to Section 162(m)

Under Section 162(m) of the Code, we are generally precluded from deducting compensation in excess of $1.0 million per year for our Chief Executive Officer and certain of our other Named Executive Officers, unless the payments are made under qualifying performance-based plans. Our 2008 Performance Incentive Plan permits us to grant awards that are intended to be qualified performance-based compensation that is deductible for purposes of Section 162(m) of the Code. In making its compensation decisions, the Compensation Committee considers the impact of Section 162(m) of the Code.  The Compensation Committee has generally structured stock options granted to our Named Executive Officers to be deductible qualified performance-based compensation, and stock options have historically been the largest component of long-term incentive awards for the Named Executive Officers.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement.  Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board

Raymond W. Holdsworth (Chair)
Douglas J. McEachern
Mohammad Shahidehpour

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

COMPENSATION OF EXECUTIVE OFFICERS

The following table presents information regarding compensation during fiscal 2016, fiscal 2015, and fiscal 2014 of our named executive officers (the “Named Executive Officers”).  The Named Executive Officers include our principal executive officer, principal financial officer, and our three other most highly compensated executive officers.

Summary Compensation Table—Fiscal 2016, Fiscal 2015, and Fiscal 2014

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Thomas D. Brisbin(5)	2016	300,019	—	432,400	655,590	14,550	1,402,560
Chairman of the Board and Chief Executive Officer	2015	300,019	100,000	—	272,530	13,800	686,349
	2014	260,594	—	—	144,950	14,008	419,552
Michael A. Bieber	2016	270,046	25,000	—	418,190	3,750	716,986
President	2015	270,046	—	—	136,165	3,000	409,211
Stacy B. McLaughlin	2016	171,592	35,000	—	152,576	16,268	375,435
Vice President and Chief Financial Officer	2015	148,408	40,000	—	83,198	3,000	274,606
Daniel Chow	2016	229,842	25,000	108,100	196,677	9,240	568,859
Chief Operating Officer	2015	217,298	50,000	—	—	9,240	276,538
	2014	211,784	—	—	42,018	9,078	262,880
Frank G. Tripepi	2016	183,768	5,500	—	—	18,468	207,736
Senior Vice President, Business Development

(1)	The amounts reported under “Bonus” include performance bonuses paid in 2016 for services performed in 2015 and 2016, as described in “Compensation Discussion and Analysis” section above.

(2)

The amounts reported under “Stock Awards” represent the aggregate grant date fair value of restricted stock awards granted to our Named Executive Officers during fiscal 2016 (disregarding any estimate of forfeitures related to service-based vesting conditions).  For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see the discussion of restricted stock awards granted during fiscal 2016 contained in Note 9 (Equity Plans) to our consolidated financial statements, included as part of our 2016 Annual Report filed on Form 10-K.

(3)

The amounts reported under “Option Awards” represent the aggregate grant date fair value of option awards granted to our Named Executive Officers during fiscal 2016 (disregarding any estimate of forfeitures related to service-based vesting conditions).  For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see the discussion of stock option awards granted during fiscal 2016, 2015, and 2014 contained in Note 9 (Equity Plans) to our consolidated financial statements, included as part of our 2016 Annual Report filed on Form 10-K.

(4)

The amounts reported under ‘‘All Other Compensation” for 2016 include $3,000 in matching contributions made by us for each of our Named Executive Officers under our 401(k) plan.  The balance of the amounts under ‘‘All Other Compensation” for each Named Executive Officer, other than Mr. Bieber and Mrs. McLaughlin, for 2016 represents automobile allowances paid to them or use of a company vehicle and cashing out of accumulated paid-time-off. The balance of the amounts under “All Other Compensation” for Mrs. McLaughlin for 2016 represents cashing out of accumulated paid-time-off.

(5)	Dr. Brisbin served on the Board during fiscal 2016, 2015, and 2014. As an employee-director, Dr. Brisbin did not receive additional compensation for his services as a director.

Compensation of Named Executive Officers

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in each applicable fiscal year.  As described in the “Compensation Discussion and Analysis” section above, the primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, performance bonus and a long-term equity incentive award consisting of stock options and restricted stock awards (in the case of Dr. Brisbin and Mr. Chow).  Named Executive Officers also received the other benefits listed in the ”All Other Compensation” column of the Summary Compensation Table, as further described in footnote (4) to the table.

The Summary Compensation Table should be read in conjunction with the “Compensation Discussion and Analysis” section above and the tables and narrative descriptions that follow.  A description of the material terms of each Named Executive Officer’s employment agreement, if any, is provided immediately following this paragraph.  The “Grants of Plan-Based Awards in Fiscal 2016” table, and the description of the material terms of the stock options and restricted stock awards granted in fiscal 2016 that follows it, provides information regarding the long‑term equity incentives awarded to certain Named Executive Officers in fiscal 2016.  The “Outstanding Equity Awards at Fiscal 2016 Year-End” and “Option Exercises and Stock Vested in Fiscal 2016” sections provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.  The discussion of the potential payments due upon a termination of employment or change in control that follows is intended to further explain the potential future payments that may become payable to our Named Executive Officers under certain circumstances.

Description of Employment Agreements, Salary and Bonus Amounts

On May 3, 2011, we entered into an amended and restated employment agreement with Dr. Brisbin.  This employment agreement provides for “at-will” employment and does not include a specified term.  This agreement provides for Dr. Brisbin to receive a base salary and an annual incentive bonus as determined by the Compensation Committee.  The annual target bonus for Dr. Brisbin under this agreement is 100% of his annual base salary.  Dr. Brisbin is also entitled to participate in benefit plans made available to our employees generally.

On October 29, 2008, we entered into an offer letter with Mr. Chow.  The letter provides that Mr. Chow’s employment is on an “at-will” basis and for his initial base salary to be $205,000 per year (which was increased to $230,000 per year beginning April 2016).

On December 17, 2014, we entered into an offer letter with Mr. Bieber.  The letter provides that Mr. Bieber’s employment is on an “at-will” basis and for his initial base salary to be $270,000 per year.

The Company has not entered into an employment agreement or offer letter with Mrs. McLaughlin or Mr. Tripepi.

The provisions of these agreements relating to severance benefits following a termination of the Named Executive Officer’s employment are described below under “Potential Payments Upon Termination or Change in Control.”

Grants of Plan-Based Awards in Fiscal 2016

The following table presents information regarding the equity incentive awards granted to Named Executive Officers during fiscal 2016 under the 2008 Plan.  The material terms of each grant are described below under “―Description of Plan-Based Awards.”

		All Other		All Other
		Stock Awards:		Option Awards:
		Number of		Number of
		Shares of		Securities		Exercise or	Grant Date
		Stock or		Underlying		Base Price of	Fair Value of
		Units		Options		Option Awards	Option Awards
Name	Grant Date	(#)		(#)		($/Sh)	($)
Thomas Brisbin	5/5/2016	40,000	(1)	—		—	432,400
	11/3/2016	—		100,000	(1)	16.27	655,590
Michael Bieber	3/10/2016	—		25,000	(1)	9.13	90,395
	11/3/2016	—		50,000	(1)	16.27	327,795
Stacy McLaughlin	3/10/2016	—		15,000	(1)	9.13	54,237
	11/3/2016	—		15,000	(1)	16.27	98,339
Daniel Chow	5/5/2016	10,000	(1)	—		—	108,100
	11/3/2016	—		30,000	(1)	16.27	196,677
Frank G. Tripepi

(1)	These options and stock awards vest in substantially equal annual installments over three years from their grant date.

Description of Plan-Based Awards

During fiscal 2016, certain Named Executive Officers were each awarded stock option grants under the 2008 Plan.  The options were granted on March 10, 2016 and November 3, 2016 and will vest in substantially equal annual installments over three years from the grant date.  The options were granted with a per-share exercise price equal to the closing market price of the Company’s common stock on the Nasdaq Global Market on the grant date and have a term of ten years.  Outstanding options under the 2008 Plan, however, may terminate earlier than their stated expiration date in connection with a change in control transaction or a termination of the recipient’s employment.  The recipient will generally have three months to exercise the stock option following a termination of employment.  This period is extended to 12 months if the recipient dies or terminates his or her employment because of a disability incurred while employed by the Company.  However, if a recipient’s employment is terminated by the Company for cause, outstanding stock options (whether vested or unvested) will immediately terminate.  The stock options granted under our 2008 Plan do not include any dividend or dividend equivalent rights.

On May 5, 2016, Dr. Brisbin and Mr. Chow were each awarded restricted stock grants under the 2008 Plan.  These stock awards will vest in substantially equal annual installments over three years from the grant date.  If the recipient’s employment is terminated unvested restricted stock will be forfeited.  The restricted stock awards include the same dividend rights as applicable to other shares of the Company’s stock.

As indicated above, the stock options and restricted stock awards granted in fiscal 2016 were granted under, and are subject to the terms of, the 2008 Plan, which is administered by the Compensation Committee.  The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan.  This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provisions to ensure that any tax withholding obligations incurred in respect of awards are satisfied.  Awards granted under the plan are generally only transferable to a beneficiary of an award recipient upon his or her death.  However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan documents, are not made for value.

Under the terms of the 2008 Plan, if there is a change in control of the Company, each recipient’s outstanding equity-based awards granted under the plan will generally become fully vested and exercisable to the extent such outstanding awards are not substituted or assumed in connection with the transaction.  Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction.

Outstanding Equity Awards at Fiscal 2016 Year-End

The following table presents information regarding the outstanding option and restricted awards held by each Named Executive Officer as of December 30, 2016.

	Options Awards					Stock Awards

	Numbers of	Number of
	Securities	Securities				Number of		Market Value
	Underlying	Underlying				Shares or Units		of Shares or
	Unexercised	Unexercised		Option		of Stock that		Units of Stock
	Options	Options		Exercise	Option	Have Not		That Have Not
	Exercisable	Unexercisable		Price	Expiration	Vested		Vested
Name	(#)	(#)		(#)	Date	(#)		($)
Thomas D. Brisbin	100,000	—		9.30	4/2/2017	40,000	(8)	903,600
	15,000	—		5.60	3/10/2018	—		—
	50,000	—		1.87	6/8/2019	—		—
	50,000	—		2.71	8/12/2020	—		—
	25,000	—		4.01	6/6/2021	—		—
	33,333	16,667	(1)	7.13	6/6/2024	—		—
	16,666	33,334	(2)	13.91	6/5/2025	—		—
	—	100,000	(3)	16.27	11/3/2026	—		—
Michael Bieber	33,333	66,667	(4)	13.49	12/31/2024	—		—
	8,333	16,667	(2)	13.91	6/5/2025	—		—
	—	25,000	(5)	9.13	3/10/2026	—		—
	—	50,000	(3)	16.27	11/3/2026	—		—
Stacy McLaughlin	10,000	—		3.89	11/7/2023	—		—
	3,333	1,667	(6)	14.01	11/5/2024	—		—
	5,000	10,000	(7)	13.86	3/26/2025	—		—
	—	15,000	(5)	9.13	3/10/2026	—		—
	—	15,000	(3)	16.27	11/3/2026	—		—
Daniel Chow	10,000	—		2.71	8/12/2020	10,000	(8)	225,900
	7,000	—		3.84	3/26/2022	—		—
	3,333	1,667	(1)	7.13	6/6/2024	—		—
	3,333	1,667	(6)	14.01	11/5/2024	—		—
	—	30,000	(3)	16.27	11/3/2026	—		—
Frank G. Tripepi	—	—		—	—	—		—

(1)	These options were granted on June 6, 2014 and vest in substantially equal annual installments over three years from their grant date.

(2)	These options were granted on June 5, 2015 and vest in substantially equal annual installments over three years from their grant date.

(3)	These options were granted on November 3, 2016 and vest in substantially equal annual installments over three years from their grant date.

(4)	These options were granted on December 31, 2014 and vest in substantially equal annual installments over three years from their grant date.

(5)	These options were granted on March 10, 2016 and vest in substantially equal annual installments over three years from their grant date.

(6)	These options were granted on November 5, 2014 and vest in substantially equal annual installments over three years from their grant date.

(7)	These options were granted on March 26, 2015 and vest in substantially equal annual installments over three years from their grant date.

(8)	These restricted stock awards were granted on May 5, 2016 and vest in substantially equal annual installments over three years from their grant date.

Option Exercises and Stock Vested in Fiscal 2016

The following table presents information regarding the options exercised by each Named Executive Officer and stock awards vested during fiscal 2016, if any.    No Named Executive Office exercised options during fiscal 2016 and no stock awards vested during fiscal 2016.

	Option Awards		Stock Awards
	Numbers of		Numbers of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)
Thomas D. Brisbin	—	—	—	—
Michael Bieber	—	—	—	—
Stacy McLaughlin	—	—	—	—
Daniel Chow	—	—	—	—
Frank G. Tripepi	—	—	—	—

(1)The amounts reported as the “Value Realized on Exercise” (if any) are determined by multiplying (i) the number of shares of common stock to which the exercise of the option related by (ii) the difference between the per-share price of the common stock on the exercise date and exercise price of the options.

Potential Payments Upon Termination or Change in Control

As noted above, outstanding options and restricted stock awards issued under our 2008 Plan will vest immediately and become fully exercisable upon a change in control of us to the extent such outstanding awards are not substituted or assumed in connection with the transaction.  The employment agreement entered into with Dr. Brisbin provides for severance benefits upon certain terminations of his employment with us.  If such Named Executive Officer’s employment is terminated by us without cause or by the Named Executive Officer for good reason (as such terms are defined in his employment agreement), the Named Executive Officer will be entitled to a severance benefit equal to two times his base salary at the annualized rate then in effect, paid in 24 equal installments.  In addition, the Named Executive Officer would be entitled to payment of his target bonus for the year in which such a termination of employment occurs.  Upon the termination of his employment for any reason other than by us for cause, Dr. Brisbin would be entitled to continued medical insurance coverage by us for Dr. Brisbin and his spouse and dependent children, such coverage generally to continue until the date he attains age 65 or becomes eligible for coverage under the health plan of a future employer.  The Named Executive Officer’s right to receive the severance benefits described above is contingent on the executive providing a general release of claims in favor of the Company and complying with certain non-solicitation and other restrictive covenants set forth in their employment agreements.

Mr. Chow’s offer letter provides that if his employment is terminated by the Company without cause, he will be entitled to a lump sum severance payment equal to three months of his base salary.  Mr. Bieber’s offer letter does not provide for any additional severance benefits.  As noted above, Mrs. McLaughlin and Mr. Tripepi are not party to an employment agreement or offer letter with the Company.

The following table sets forth the estimated payments and benefits that would be provided to each Named Executive Officer in the event the Named Executive Officer’s employment is terminated as described above.  In accordance with applicable SEC disclosure rules, these estimates assume a termination date of December 30, 2016.

		Continued Health
Name	Severance	Coverage	Total
	($)	($)	($)
Thomas D. Brisbin	900,000	6,203	906,203
Michael Bieber	—	2,371	2,371
Stacy McLaughlin	—	11,416	11,416
Daniel Chow	54,250	6,068	60,318
Frank G. Tripepi	—	—	—

DIRECTOR COMPENSATION

Director Compensation for Fiscal 2016

The following table presents information regarding the compensation earned during fiscal 2016 by individuals who were members of our Board at any time during fiscal 2016 and were not employed by us or any of our subsidiaries (referred to herein as “Non-Employee Directors”).  Dr. Brisbin is a Named Executive Officer and his compensation is presented above under “Executive Compensation” in the Summary Compensation Table and related explanatory tables.  Dr. Brisbin is not entitled to additional compensation for his services as a director.  McGinn and Probst were not members of our Board at any time during fiscal 2016.

	Fees
	Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation	Totals
Name	($)	($)(1)(2)	($)(2)	($)(3)	($)
Steven A. Cohen	36,500	50,000	—	—	86,500
Raymond W. Holdsworth	40,500	50,000	—	—	90,500
Douglas J. McEachern	42,000	50,000	—	—	92,000
Keith W. Renken	44,000	50,000	—	—	94,000
Mohammad Shahidehpour	36,000	50,000	—	—	86,000
John M. Toups	40,500	50,000	—	—	90,500
Win Westfall	50,000	50,000	—	12,088	112,088

(1)

The amounts reported under “Stock Awards” above represent the aggregate grant date fair value of restricted stock awards granted to our Non-Employee Directors during fiscal 2016 (disregarding any estimate of forfeitures related to service-based vesting conditions).  For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see the discussion of restricted stock awards contained in Note 9 (Equity Plans) to our consolidated financial statements, included as part of our 2016 Annual Report filed on Form 10-K.

(2)

As of December 30, 2016, the following Non-Employee Directors held the following number of outstanding stock options: Mr. Holdsworth 20,000, Mr. Renken 9,000, Mr. Toups 24,000, and Mr. Westfall 22,000.  As of December 30, 2016, Messrs. Cohen, Holdsworth, McEachern, Renken, Shahidehpour, Toups, and Westfall each held 6,983 unvested and outstanding restricted stock awards.

(3)

The amount reported under “All Other Compensation” with respect to Mr. Westfall is the estimated value of medical benefit coverage for fiscal 2016 for Mr. Westfall and his spouse pursuant to an arrangement approved by our Board in May 2006.

Compensation for Non-Employee Directors during fiscal 2016 generally consisted of an annual retainer, fees for attending meetings, fees for work related to board committees and a restricted stock grant award.

Annual Retainer and Meeting Fees

The following table sets forth the schedule of annual retainers and meeting fees for each Non-Employee Director in effect during fiscal 2016.

Type of Fee	Dollar Amount
Annual Board Retainer	$24,000
Additional Annual Retainer to Lead Director	$20,000
Additional Annual Retainer to Chair of Audit Committee	$5,500
Additional Annual Retainer to Chair of Compensation Committee	$3,500
Additional Annual Retainer to Chair of Strategy, Mergers and Acquisitions Committee	$2,500
Additional Annual Retainer to Chair of Nominating and Governance Committee	$2,500
Additional Annual Retainer for Committee Membership (non-chair)	$1,500
Additional Daily Fee for Personal Attendance at Board Meetings(1)	$1,500
Additional Daily Fee for Telephonic Attendance at Board Meetings(1)	$750
Additional Daily Fee for Personal Attendance at Committee Meetings(1)	$1,000
Additional Daily Fee for Telephonic Attendance at Committee Meetings(1)	$500

(1)	Directors only receive one fee for meetings per day.

All Non-Employee Directors are also reimbursed for out-of-pocket expenses they incur serving as directors.

Restricted Stock Awards

In June 2016, each Non-Employee Director was granted a restricted stock award of 4,583 shares under the 2008 Plan.  Each restricted stock award granted to our Non-Employee Directors in fiscal 2016 is subject to a three year vesting schedule, with 33.3% of the award vesting on each of the first, second and third anniversaries of the grant date, subject in each case to the Non-Employee Director’s continued service through the applicable vesting date.  For more information on the 2008 Plan, please see “Description of Plan-Based Awards” above.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, for each of our equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 30, 2016.  Our equity compensation plans consist of our 2006 Plan, our 2008 Plan and our ESPP.

Number of
securities
remaining available
for future issuance
under equity
	Number of securities		compensation
	to be issued upon	Weighted-average	plans
	exercise of	exercise price of	(excluding
	outstanding options,	outstanding options,	securities reflected
	warrants and rights	warrants and rights	in column (a))
Plan Category	(a)	(b)	(c)(1)
Equity compensation plans approved by security holders	1,311,048	$10.15	260,986
Equity compensation plans not approved by security holders	—	—	—
Totals	1,311,048	$10.15	260,986

(1)

Represents 218,270 shares available for future issuance under our 2008 Plan, and 42,716 shares available for future issuance under our ESPP.  Shares available under our 2008 Plan may be used for any type of award authorized in that plan (subject to certain limitations of the plan), including stock options, stock appreciation rights, stock units, restricted stock, performance-based awards, stock bonuses and other awards payable in shares of Company common stock.  This table does not reflect the 875,000 additional shares that will be available under the 2008 Plan if shareholders approve the 2008 Plan proposal described above or the 825,000 additional shares that will be available under our ESPP if shareholders approve the ESPP proposal described above.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions

The following provides a description of certain relationships and related transactions since the beginning of fiscal year 2016 between some of our directors, executive officers and holders of 5% or more of our common stock and us or our subsidiaries and affiliates.

Lifetime Medical Benefits.  On May 19, 2006, our Board approved the extension of lifetime medical benefits to Win Westfall, a member of our Board, and his spouse, Patricia Westfall.  In fiscal 2016, we paid premiums for these medical benefits in the amount of $12,088 for Mr. Westfall and his spouse.

Tax Agreements.  In connection with our initial public offering in November 2006, we entered into a Tax Agreement Relating to S Corporation Distributions with each of our stockholders at the time of our initial public offering, including Mr. Westfall, a member of our Board.  Pursuant to these agreements, we agreed to indemnify, defend and hold harmless each stockholder on an after-tax basis against additional income taxes, plus interest and penalties resulting from adjustments made, as a result of a final determination made by a competent tax authority, to the taxable income we reported as an S Corporation.  Such indemnification also includes any losses, costs or expenses, including reasonable attorneys’ fees, arising out of a claim for such tax liability.

Indemnification of Officers and Directors.  We have entered into indemnification agreements with certain of our current executive officers and directors.  These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses reasonably incurred as a result of any proceeding against them as to which they could be indemnified.  Additionally, we may enter into indemnification agreements with any future directors or executive officers.

Related Person Transaction Policy

In March 2007, the Board adopted a policy addressing the Company’s procedures with respect to the review, approval and ratification of “related person transactions” that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.  The policy provides that any transaction, arrangement or relationship, or any series of similar transactions, in which the Company was, is or will be a participant, the amount involved exceeds $120,000, and a “related person” (as defined in the policy) has or will have a direct or indirect material interest (each such transaction, a “Related Person Transaction”) shall be subject to review and approval or ratification by the Audit Committee.  In its review of Related Person Transactions, the Audit Committee shall review the material facts and circumstances of the transaction and shall take into account certain factors, where appropriate, based on the particular facts and circumstances, including (i) the nature of the “related person’s” interest in the transaction, (ii) the approximate dollar value of the amount involved in the Related Person Transaction, (iii) whether the transaction was taken in the Company’s ordinary course of business, (iv) whether the transaction with the “related person” is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party and (v) the purpose of, and the potential benefits to the Company of, the Related Person Transaction.

No member of the Audit Committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a “related person” provided that such member can be counted for purposes of a quorum and shall provide such information with respect to the transaction as may be reasonably requested by other members of the Audit Committee or the Board.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the Company’s internal controls and financial reporting process, including our internal control over financial reporting, and for preparing our consolidated financial statements. KPMG LLP, an independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing an opinion on the conformity of our audited consolidated financial statements to accounting principles generally accepted in the United States of America in all material respects.  In this context, the responsibility of the Audit Committee is to oversee our accounting and financial reporting processes and the independent audit of our consolidated financial statements.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and KPMG LLP our audited consolidated financial statements as of and for the year ended December 30, 2016. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by Auditing Standards No. 1301,  Communications with Audit Committees, issued by PCAOB.

The Audit Committee received the written communication from KPMG LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. Rule 3526 requires our independent registered public accounting firm to disclose in writing to the Audit Committee, at least annually, all relationships between them and us that, in their judgment, reasonably may be thought to bear on independence and to discuss their independence with the Audit Committee. The Audit Committee discussed with KPMG LLP its independence and considered in advance whether the provision of any non-audit services by KPMG LLP is compatible with maintaining its independence. The Audit Committee also received and reviewed a report by KPMG LLP outlining communications required by Nasdaq listing standards (1) reviewing the firm’s internal quality control procedures; (2) describing any material issue raised by (a) the most recent internal quality control review of the firm, (b) peer review of the firm, or (c) any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the firm, and any steps taken to deal with such issues; and (3) assessing KPMG LLP’s independence, including all relationships between KPMG LLP and the Company.

Based on the reviews and discussions of the Audit Committee described above, and in reliance on the unqualified opinion of KPMG LLP dated March 10, 2017, regarding our audited consolidated financial statements as of and for the year ended December 30, 2016, and subject to the limitations on the responsibilities of the Audit Committee noted above and in the Audit Committee’s charter, the Audit Committee recommended to the board of directors, and the board of directors approved, that such audited and consolidated financial statements be included in our annual report on Form 10-K for the year ended December 30, 2016, that was filed with the SEC.

Members of the Audit Committee

Keith W. Renken (Chair)

Douglas J. McEachern

The preceding Report of the Audit Committee shall not be deemed filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference into a filing under either of such Acts.  The Report shall not be deemed soliciting material, or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act.

OTHER INFORMATION

Solicitation of Proxies

The cost of solicitation of proxies will be paid by the Company.  Solicitation will include the preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy and any additional solicitation of proxies from stockholders.  Directors, officers and regular employees of the Company, without additional remuneration, may solicit proxies by telephone, e-mail, facsimile, personal interviews and other means. The Company anticipates out-of-pocket costs associated with proxy solicitation.  The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners.  The Company will reimburse such holders for their reasonable expenses.

Householding of Stockholder Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of the Notice of Internet Availability of Proxy Materials or, as applicable, the Company’s Proxy Statement or Annual Report may be sent to multiple stockholders in the same household unless the Company has received contrary instructions from one or more of the stockholders.  The Company will promptly deliver a separate copy of any document to any stockholder upon request by writing to the Company at the following address:  Willdan Group, Inc., 2401 East Katella Avenue, Suite 300, Anaheim, California 92806, Attn:  Secretary or upon oral request directed to the Company’s Secretary at (800) 424-9144.  Any stockholder who wants to receive separate copies of the Notice of Internet Availability of Proxy Materials, the Annual Report and Proxy Statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact the stockholder’s bank, broker, or other nominee record holder, or contact the Company by writing to the above address or by oral request at the above telephone number.  Please note that if you would like to receive a paper copy of the proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you.

Annual Report on Form 10-K

We will mail you, without charge, a copy of our annual report on Form 10-K for the fiscal year ended December 30, 2016, including the consolidated financial statements, schedules and list of exhibits, upon written request.  Requests should be sent to:  Willdan Group, Inc., 2401 East Katella Avenue, Suite 300, Anaheim, California 92806, ATTN:  Investor Relations.  The annual report on Form 10-K is also available at www.willdan.com.

Stockholder Proposals

Requirements for Proposals to be Considered for Inclusion in Proxy Materials.  Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2018 annual meeting of stockholders (the “2018 Annual Meeting”) may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act.  To be eligible for inclusion in our proxy statement for our 2018 annual meeting, stockholder proposals must be received no later than December 19, 2017 and must comply with our Bylaws and Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials.  If we change the date of the 2018 annual meeting of stockholders by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2018 annual meeting of stockholders.

Requirements for Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates.  Stockholders who wish to nominate persons for election to the Board at the 2018 annual meeting of stockholders or who wish to present a proposal at the 2018 annual meeting of stockholders, but whose stockholder proposal will not be included in the proxy materials we distribute for such meeting, must deliver written notice of the nomination or proposal to our Secretary no earlier than February 8, 2018 and no later than the close of business on March 10, 2018.  If, however, the date of the 2018 Annual Meeting is more than 30 days before or more than 60 days after June 8, 2018, stockholders must submit such nominations or proposals no earlier than the close of business on the 120th day prior to the 2018 Annual Meeting, and no later than the close of business on the later of the 90th day prior to the 2018 Annual Meeting or the 10th day following the date on which public disclosure of the date of the 2018 Annual

Meeting is first made by the Company.  In addition, with respect to nominations for directors, if the number of directors to be elected at the 2018 Annual Meeting is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board by February 28, 2018 (100 days prior to the first anniversary of this year’s Annual Meeting), notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Secretary at our principal executive offices no later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.  Any proposal nominating a director candidate must also comply with the requirements under Section 3.04(a)(ii) of our Bylaws.  If a stockholder’s written notice is not received between the dates specified above and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2018 annual meeting of stockholders.

Our Bylaws also provide that a stockholder who wishes to nominate a director or propose other proper business to be brought before the stockholders at the Annual Meeting must be a stockholder of record of the Company at the time the notice is delivered to the Company’s Secretary and the stockholder must be entitled to vote at the Annual Meeting.

A stockholder notice to nominate a director or bring any other business before the 2018 Annual Meeting of Stockholders must set forth certain information specified in our Bylaws.  Any stockholder proposal should be mailed to:  Willdan Group, Inc., 2401 East Katella Avenue, Suite 300, Anaheim, California 92806, Attn:  Secretary.  Copies of the Charter and Bylaws may be obtained without charge by providing a written request to the Secretary of the Company at that address.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the Nasdaq Global Market.  Officers, directors and greater than 10% stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of the copies of such reports furnished to us, the following officers, directors and greater than 10% stockholders failed to file certain reports required by Section 16(a) of the Exchange Act on a timely basis.

Mr. McEachern had one late filing on Form 4 that did not timely report two transactions. On January 12, 2016, Mr. McEachern reported two stock option exercises of a combined 10,000 shares dated January 6, 2016. Mr. Tipermas had one late filing on Form 4 that did not timely report one transaction. On May 16, 2016, Mr. Tipermas reported the sale of 1,042 shares on May 10, 2016. Mr. Bieber had one late filing on Form 4 that did not timely report one transaction. On November 15, 2016, Mr. Bieber reported a stock option grant of 50,000 shares dated December 31, 2014.

To our knowledge, based solely on our review of the copies of such reports furnished to us, all other Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were satisfied.

Other Matters

The Board does not know of any matter other than those described in this Proxy Statement which will be presented for action at the Annual Meeting.  If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY.  PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY TODAY.

APPENDIX A

WILLDAN GROUP, INC.

AMENDED AND RESTATED 2008 PERFORMANCE INCENTIVE PLAN

1.    PURPOSE OF PLAN

The purpose of this Willdan Group, Inc. Amended and Restated 2008 Performance Incentive Plan (this “Plan”) of Willdan Group, Inc., a Delaware corporation (the “Corporation”), is to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2.    ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons.  An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws.  An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine.  As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.    PLAN ADMINISTRATION

3.1         The Administrator.  This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator.  The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan.  Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law.  A committee may delegate some or all of its authority to another committee so constituted.  The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards.  The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan.  Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter.  Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act).  To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).

3.2         Powers of the Administrator.  Subject to the express provisions of this Plan, including, without limitation,  Sections 3.6 and 3.7, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)          determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b)          grant awards to Eligible Persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

(c)          approve the forms of award agreements (which need not be identical either as to type of award or among participants);

(d)          construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)          cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)          accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g)          adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

(h)          determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i)           determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j)           acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

(k)          determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

Notwithstanding the foregoing and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

3.3         Binding Determinations.  Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons.  Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4         Reliance on Experts.  In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation.  No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5         Delegation.  The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties

3.6         Minimum Vesting Requirement.  Except as provided in the next sentence, all awards granted under this Plan shall be subject to a minimum vesting requirement of one year, and no portion of any such award may vest earlier than the first anniversary of the grant date of the award (the “Minimum Vesting Requirement”).  The Minimum Vesting Requirement shall not apply to 5% of the total number of shares available under this Plan.

3.7         Dividends on Unvested Equity Awards.  If the Corporation pays an ordinary cash dividend, the cash dividend shall not be paid on a current basis with respect to any awards that are not vested as of the record date for the ordinary cash dividend.  Nothing in this Section 3.7 shall limit or restrict the Administrator’s ability (1) for shares of Common Stock subject to restricted stock or performance stock awards, to pay the amount of the ordinary cash dividend upon (and subject to) the vesting of such shares of Common Stock subject to these Awards, or (2) for stock unit awards, to credit dividend equivalents with respect to such awards in the form of additional stock units that will be subject to the same vesting terms and conditions as the underlying stock unit awards to which they relate, or (3) to make any adjustment pursuant to Section 7 of this Plan.

4.    SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1         Shares Available.  Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares.  For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2         Share Limits.  The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following:

(1)          2,711,167 shares of Common Stock, plus

(2)          the number of shares of Common Stock subject to options granted under the Willdan Group, Inc. 2006 Stock Incentive Plan (the “2006 Plan”) and outstanding on June 9, 2008 which expire, or for any reason are cancelled or terminated, after June 9, 2008 without being exercised.

The following limits also apply with respect to awards granted under this Plan:

(a)          The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 2,975,000 shares.

(b)          The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under this Plan is 300,000 shares.

(c)          Awards that are granted under this Plan during any one calendar year to any person who, on the grant date of the award, is a non-employee director are subject to the limits of this Section 4.2(c).  The maximum number of shares of Common Stock subject to those awards that are granted under this Plan during any one calendar year to an individual who, on the grant date of the award, is a non-employee director is the number of shares that produce a grant date fair value for the award that, when combined with the grant date fair value of any other awards granted under this Plan during that same calendar year to that individual in his or her capacity as a non-employee director, is $200,000; provided that this limit is $400,000 as to (1) a non-employee director who is serving as the Independent Chair of the Board or the Lead Independent Director at the time the applicable grant is made or (2) any new non-employee director for the calendar year in which the non-employee director is first elected or appointed to the Board.  For purposes of this Section 4.2(c), a “non-employee director” is an individual who, on the grant date of the award, is a member of the Board who is not then an officer or employee of the Corporation or one of its Subsidiaries.  For purposes of this Section 4.2(c), “grant date fair value” means the value of the award as of the date of grant of the award and as determined using the equity award valuation principles applied in the Corporation’s financial reporting.  The limits of this Section 4.2(c) do not apply to, and shall be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Corporation or one of its Subsidiaries.  The limits of this Section 4.2(c) apply on an individual basis and not on an aggregate basis to all non-employee directors as a group.

(d)          Additional limits with respect to Performance-Based Awards are set forth in Section 5.2.3.

Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

4.3         Awards Settled in Cash, Reissue of Awards and Shares.  To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan.  In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, only the actual number of shares delivered with respect to the award shall be counted against the share limits of this Plan.  To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right or stock option granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits under Section 4.2, as opposed to only counting the shares actually issued.  (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under Section 4.2 with respect to such exercise.)  Except as provided in the next sentence, shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan.  Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award, shall not be available for subsequent awards under this Plan.  Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards.  The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.  The Corporation may not increase the Share Limit by repurchasing shares of Common Stock on the market (by using cash received through the exercise of stock options or otherwise.)

4.4         Reservation of Shares; No Fractional Shares; Minimum Issue.    The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash).  No fractional shares shall be delivered under this Plan.  The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan.  No fewer than 100 shares may be purchased on exercise of any award (or, in the case of stock appreciation or purchase rights, no fewer than 100 rights may be exercised at any one time) unless the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.    AWARDS

5.1         Type and Form of Awards.  The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person.  Awards may be granted singly, in combination or in tandem.  Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries.  The types of awards that may be granted under this Plan are (subject, in each case, to the no repricing provisions of Section 3.2):

5.1.1         Stock Options.  A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator.  An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO).  The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option.  The maximum term of each option (ISO or nonqualified) shall be ten (10) years.  The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option.  When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

5.1.2         Additional Rules Applicable to ISOs.  To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options.  In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first.  To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the

Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO.  ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question).  There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code.  No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.  If an otherwise intended ISO fails to meet the applicable requirements of Section 422 of the Code, the option shall be a nonqualified stock option.

5.1.3         Stock Appreciation Rights.  A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR.  The maximum term of a SAR shall be ten (10) years.

5.1.4         Other Awards.  The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price (or no price) or ratio related to the Common Stock, and any of which may (but need not) be fully vested at grant or vest upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) any similar awards with a value derived from the value of or related to the Common Stock and/or returns thereon and other cash awards.

5.2         Section 162(m) Performance-Based Awards.  Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and SARs granted to officers and employees (“Qualifying Options” and “Qualifying SARS,” respectively) typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”).  The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or level using one or more of the Business Criteria set forth below (on an absolute or relative (including, without limitation, relative to the performance of one or more other companies or upon comparisons of any of the indicators of performance relative to one or more other companies) basis) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing.  Any Qualifying Option or Qualifying SAR shall be subject only to the requirements of Section 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.  Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.

5.2.1         Class; Administrator.  The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries.  The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.

5.2.2         Performance Goals.  The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the

Administrator in its sole discretion: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof.  These terms are used as applied under generally accepted accounting principles or in the financial reporting of the Corporation or of its Subsidiaries, or may be adjusted when established to include or exclude any items otherwise includable or excludable under generally accepted accounting principles or in the financial reporting of the Corporation or of its Subsidiaries.  To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code.  The terms of Performance-Based Awards may specify the manner, if any, in which performance targets (or the applicable measure of performance) shall be adjusted: to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses; to exclude restructuring and/or other nonrecurring charges; to exclude the effects of financing activities; to exclude exchange rate effects; to exclude the effects of changes to accounting principles; to exclude the effects of any statutory adjustments to corporate tax rates; to exclude the effects of  any items of an unusual nature or of infrequency of occurrence; to exclude the effects of acquisitions or joint ventures; to exclude the effects of discontinued operations; to assume that any business divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture or to exclude the effects of any divestiture; to exclude the effect of any event or transaction referenced in Section 7.1; to exclude the effects of stock-based compensation; to exclude the award of bonuses; to exclude amortization of acquired intangible assets; to exclude the goodwill and intangible asset impairment charges; to exclude the effect of any other unusual, non-recurring gain or loss, non-operating item or other extraordinary item; to exclude the costs associated with any of the foregoing or any potential transaction that if consummated would constitute any of the foregoing; or to exclude other items specified by the Administrator at the time of establishing the targets.

5.2.3         Form of Payment; Maximum Performance-Based Award.  Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof.  Grants of Qualifying Options and Qualifying SARs to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.2(b). Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be subject to the following applicable limits: (a) in the case of such a Performance-Based Award where the value of the Award is expressed as a number or range of number of shares of Common Stock (such as, without limitation, a Performance-Based Award in the form of a restricted stock, performance stock, or stock unit award) or a Performance-Based Award where the amount of cash payable upon or following vesting of the award is determined with reference to the fair market value of a share of Common Stock at such time, the maximum number of shares of Common Stock which may be subject to such a Performance-Based Award described in this clause (a) that are granted to any one participant in any one calendar year shall not exceed 300,000 shares, either individually or in the aggregate, subject to adjustment as provided in Section 7.1; and (b) in the case of other Performance-Based Awards (such as an Award where the potential payment is a stated cash amount or range of stated cash amounts, whether the payment is ultimately made in cash or Common Stock by converting the applicable cash amount into a number of shares of Common Stock based on the fair market value of a share of Common Stock upon or following vesting of the award), the aggregate amount of compensation to be paid to any one participant in respect of all such Performance-Based Awards granted to that participant in any one calendar year shall not exceed $1,000,000.  The limits in clauses (a) and (b) in the preceding sentence are separate, independent limits, and a Performance-Based Award (other than Qualifying Options and Qualifying SARs) shall be subject to the applicable limit but not both limits.  For clarity, an eligible individual may receive, during any applicable year, awards referenced in clause (a) of this Section 5.2.3 not in excess of the limit of that clause, awards referenced in clause (b) of this Section 5.2.3 not in excess of the limit of that clause, Qualifying Option or Qualifying SAR awards not in excess of the limit set forth in Section

4.2(b), as well as other types of awards (not referenced in this Section 5.2.3) under this Plan.  Awards that are cancelled during the year shall be counted against any  applicable limits of Section 4.2(b) and this Section 5.2.3 to the extent required by Section 162(m) of the Code.

5.2.4         Certification of Payment.  Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options and Qualifying SARs) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

5.2.5         Reservation of Discretion.  The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6         Expiration of Grant Authority.  As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders first approve this Plan, subject to any subsequent extension that may be approved by shareholders.

5.3         Award Agreements.  Each award shall be evidenced by either (1) a written award agreement in a form approved by the Administrator and executed by the Corporation by an officer duly authorized to act on its behalf, or (2) an electronic notice of award grant in a form approved by the Administrator and recorded by the Corporation (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under this Plan generally (in each case, an “award agreement”), as the Administrator may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require.  The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation.

5.4         Deferrals and Settlements.  Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose.  The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan.  The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5         Consideration for Common Stock or Awards.  The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:



•      services rendered by the recipient of such award;



•      cash, check payable to the order of the Corporation, or electronic funds transfer;



•      notice and third party payment in such manner as may be authorized by the Administrator;



•      the delivery of previously owned shares of Common Stock;



•      by a reduction in the number of shares otherwise deliverable pursuant to the award; or



•      subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law.  Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise.  The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied.  Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.6         Definition of Fair Market Value.  For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the last price (in regular trading) for a share of Common Stock as furnished by the National Association of Securities Dealers, Inc. (the “NASD”) through the NASDAQ Global Market Reporting System (the “Global Market”) for the date in question or, if no sales of Common Stock were reported by the NASD on the Global Market on that date, the last price (in regular trading) for a share of Common Stock as furnished by the NASD through the Global Market for the next preceding day on which sales of Common Stock were reported by the NASD.  The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the last price (in regular trading) for a share of Common Stock as furnished by the NASD through the Global Market on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock as furnished by the NASD through the Global Market for the date in question or the most recent trading day.  If the Common Stock is no longer listed or is no longer actively traded on the Global Market as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances.  The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.7         Transfer Restrictions.

5.7.1      Limitations on Exercise and Transfer.  Unless otherwise expressly provided in (or pursuant to) this Section 5.7 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2      Exceptions.  The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing.  Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.7.3      Further Exceptions to Limits on Transfer.  The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a)          transfers to the Corporation (for example, in connection with the expiration or termination of the award),

(b)          the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)          subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

(d)          if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e)          the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.8         International Awards.  One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States.  Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.

6.    EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1         General.  The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award.  If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2         Events Not Deemed Terminations of Service.  Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months.  In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires.  In no event shall an award be exercised after the expiration of the term set forth in the applicable award agreement.

6.3         Effect of Change of Subsidiary Status.  For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status, unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.

7.    ADJUSTMENTS; ACCELERATION

7.1         Adjustments.  Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards and/or period applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding performance-based awards.

It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2         Corporate Transactions - Assumption and Termination of Awards.  Upon the occurrence of any of the following: any merger, combination, consolidation, or other reorganization; any exchange of Common Stock or other securities of the Corporation; a sale of all or substantially all the business, stock or assets of the Corporation; a dissolution of the Corporation; or any other event in which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); then the Administrator may make provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event.  Upon the occurrence of any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or the award would otherwise continue in accordance with its terms in the circumstances: (1) subject to Section 7.4 and unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award (with any performance goals applicable to the award in each case being deemed met, unless otherwise provided in the award agreement, at the “target” performance level); and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares.  Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of the award if an event giving rise to an acceleration does not occur.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3         Other Acceleration Rules.  The Administrator may override the provisions of Section 7.2 and/or 7.4 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve.  The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded.  To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

7.4         Golden Parachute Limitation.  Notwithstanding anything else contained in this Section 7 to the contrary, in no event shall any award or payment be accelerated under this Plan to an extent or in a manner so that such award or payment, together with any other compensation and benefits provided to, or for the benefit of, the participant under any other plan or agreement of the Corporation or any of its Subsidiaries, would not be fully deductible by the Corporation or one of its Subsidiaries for federal income tax purposes because of Section 280G of the Code.  If a participant would be entitled to benefits or payments hereunder and under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then the participant may by written notice to the Corporation designate the order in which such parachute payments will be reduced or modified so that the Corporation or one of its Subsidiaries is not denied federal income tax deductions for any “parachute payments” because of Section 280G of the Code.

8.    OTHER PROVISIONS

8.1         Compliance with Laws.  This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith.  The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may

deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2         No Rights to Award.  No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3         No Employment/Service Contract.  Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause.  Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4         Plan Not Funded.  Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards.  No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder.  Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person.  To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5         Tax Withholding.  Upon any exercise, vesting, or payment of any award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code or upon any other tax withholding event, the Corporation or one of its Subsidiaries shall have the right at its option to:

(a)          require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

(b)          deduct from any amount otherwise payable in cash to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such cash payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy any applicable withholding obligation on exercise, vesting or payment.

8.6         Effective Date, Termination and Suspension, Amendments.

8.6.1         Effective Date.  This Plan was originally effective as of June 9, 2008, the Stockholder Approval Date (the “Effective Date”).  This amended version of the Plan is effective as of April 17,

2017, the date this amended version of the Plan was approved by the Board (the “Amendment Date”).  This Plan shall be submitted for and subject to shareholder approval no later than twelve months after the Amendment Date.  Unless earlier terminated by the Board and subject to any extension that may be approved by the shareholders, this Plan shall terminate at the close of business on the day before the tenth anniversary of Amendment Date.  After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2         Board Authorization.  The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part.  No awards may be granted during any period that the Board suspends this Plan.

8.6.3         Stockholder Approval.  To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4         Amendments to Awards.  Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards.  Any amendment or other action that would constitute a repricing of an award is subject to the no repricing provision set forth in Section 3.2(g).

8.6.5         Limitations on Amendments to Plan and Awards.  No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change.  Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7         Privileges of Stock Ownership.  Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant.  Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8         Governing Law; Construction; Severability.

8.8.1         Choice of Law.  This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware.

8.8.2         Severability.  If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8.3         Plan Construction.

(a)          Rule 16b-3.  It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act.  Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section

16 consequences of awards or events under awards if an award or event does not so qualify.

(b)          Section 162(m).  Awards under Section 5.1.4 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award.  It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

8.9         Captions.  Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10       Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation.  Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity.  The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security.  Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11       Non-Exclusivity of Plan.  Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12       No Corporate Action Restriction.  The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary.  No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13       Other Company Benefit and Compensation Programs.  Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing.  Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

8.14       Administrator Discretion.  Notwithstanding Section 3.6, the Minimum Vesting Requirement shall not limit or restrict the Administrator’s discretion to accelerate the vesting of any award in circumstances it determines to be appropriate (whether in connection with a transaction, termination of employment or for any other reason).

8.15       Clawback Policy.  The awards granted under this Plan are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

APPENDIX B

WILLDAN GROUP, INC.

AMENDED AND RESTATED

2006 EMPLOYEE STOCK PURCHASE PLAN

1.           PURPOSE.  The purpose of this Willdan Group, Inc. Amended and Restated 2006 Employee Stock Purchase Plan (the “Plan”) is to encourage stock ownership by eligible employees of Willdan Group, Inc. (the “Company”) and its Participating Subsidiaries, and to provide them with an incentive to contribute to the profitability and success of the Company.  The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and will be maintained for the exclusive benefit of eligible employees of the Company and its Participating Subsidiaries.

2.           DEFINITIONS.  For purposes of the Plan, in addition to the terms defined in Section 1, the following terms are defined:

(a)     “Board” means the Board of Directors of the Company.

(b)     “Book Account” means the book entry account maintained on behalf of  each Participant by the Company (or a recordkeeper designated by the Company) for the purpose of accounting for the cash contributions withheld from payroll pending an investment in Stock.

(c)     “Code” means the Internal Revenue Code of 1986, as amended.

(d)     “Earnings” means a Participant’s salary or wages, including overtime (but excluding bonuses) for services performed for the Company and its Participating Subsidiaries and received by a Participant for services rendered during an Offering Period.

(e)     “Fair Market Value” means the closing price of the Stock on the relevant date as reported on the Nasdaq Global Market (or any national securities exchange or quotation system on which the Stock is then listed), or if there were no sales on that date the closing price on the next preceding date for which a closing price was reported.

(f)     “Offering Period” means the six-month period beginning on each January 1 and ending each June 30 and the six-month period beginning on each July 1 and ending on each December 31; provided, however, that the Board may declare, as it deems appropriate and in advance of the applicable Offering Period, a shorter (not to be less than three months) Offering Period or a longer (not to exceed 27 months) Offering Period.

(g)     “Parent” means any parent corporation as defined in Code Section 424(e).

(h)     “Participant” means an employee of the Company or a Participating Subsidiary who is participating in the Plan.

(i)     “Participating Subsidiary” means any Subsidiary whose employees are designated as being eligible to participate in the Plan.

(j)     “Purchase Right” means a Participant’s option to purchase Stock that is deemed to be outstanding during a Offering Period.  A Purchase Right represents an “option” under Section 423 of the Code.

(k)    “Stock” means the common stock of the Company.

(l)     “Subsidiary” means any subsidiary corporation as defined in Code Section 424(f).

3.           ADMINISTRATION.

(a)     BOARD ADMINISTRATION.  The Plan will be administered by the Board.  The Board may delegate its administrative duties and authority (other than its authority to amend or terminate the Plan) to any Board committee or to any officers or employees or committee thereof as the Board may designate (in which case references to the Board will be deemed to refer to the administrator to which such duties and authority have been delegated).  The Board will have full authority to adopt, amend, suspend, waive, and rescind rules and regulations and appoint agents as it deems necessary or advisable to administer the Plan, to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and rules and regulations thereunder, and to make all other decisions and determinations under the Plan (including determinations relating to eligibility).  No person acting in connection with the administration of the Plan will, in that capacity, participate in deciding any matter relating to his or her participation in the Plan.

(b)     WAIVERS.  Subject to the requirements of Section 423 of the Code, the Board may waive or modify any requirement that a notice or election be made or filed under the Plan a specified period in advance by adopting a rule or regulation under the Plan, without amending the Plan.

(c)     OTHER ADMINISTRATIVE PROVISIONS.  The Company will furnish information from its records as directed by the Board, and such records, including a Participant’s Earnings, will be conclusive on all persons unless determined by the Board to be incorrect.  Each Participant and other person claiming benefits under the Plan must furnish to the Company in writing a current mailing address and any other information as the Board may reasonably request.  Any communication, statement, or notice mailed with postage prepaid to any such Participant or other person at the last mailing address filed with the Company will be deemed sufficiently given when mailed and will be binding upon the named recipient.  The Plan will be administered on a reasonable and nondiscriminatory basis and uniform rules will be applied.  All Participants will have equal rights and privileges (subject to the terms of the Plan) with respect to Purchase Right outstanding during any given Offering Period in accordance with Code Section 423(b)(5).

4.           STOCK SUBJECT TO PLAN.  Subject to adjustment as provided in Section 8(a), the total number of shares of Stock reserved and available for issuance or which may be otherwise acquired upon exercise of Purchase Rights under the Plan will be 1,125,000.  Any shares of Stock delivered by the Company under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.  If, at the end of any Offering Period, the number of shares of Stock with respect to which Purchase Rights are to be exercised exceeds the number of shares of Stock then available under the Plan, the Board shall make a pro rata allocation of the shares of Stock remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.  Shares of Stock that are subject to or underlie Purchase Rights, which for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again, except to the extent prohibited by law, be available for subsequent Purchase Rights under this Plan.

5.           ENROLLMENT AND CONTRIBUTIONS.

(a)     ELIGIBILITY.  An employee of the Company or any Participating Subsidiary may be enrolled in the Plan for any Offering Period if such employee is employed by the Company or a Participating Subsidiary authorized to participate in the Plan on the first day of the Offering Period, unless one of the following applies to the employee:

(i)          such person is customarily employed by the Company or a Participating Subsidiary for 20 hours or less a week; or

(ii)         such person is customarily employed by the Company or a Participating Subsidiary for not more than five months in any calendar year.

The Company will notify an employee of the date as of which he or she is eligible to enroll in the Plan, and will make available to each eligible employee the necessary enrollment forms.

(b)     INITIAL ENROLLMENT.  An employee who is eligible under Section 5(a) (or who will become eligible on or before a given Offering Period) may, after receiving current information about the Plan, initially enroll in the Plan by executing and filing with the Company a properly completed enrollment form, including the employee’s election as to the rate of payroll contributions for the Offering Period.  To be effective for any Offering Period, such properly executed enrollment form must be filed with the Company at such time prior to such Offering Period as may be determined by the Board.

(c)     AUTOMATIC RE-ENROLLMENT FOR SUBSEQUENT OFFERING PERIODS.  A Participant whose enrollment in, and payroll contributions under, the Plan continues throughout an Offering Period will automatically be re-enrolled in the Plan for the next Offering Period unless (i) the Participant terminates enrollment before the next Offering Period in accordance with Section 7(a), (ii) the Participant is ineligible to participate under Section 5(a), or (iii) the Board requires that a new enrollment form be executed and filed with the Company.  The initial rate of payroll contributions for a Participant who is automatically re-enrolled for an Offering Period will be the same as the rate of payroll contribution in effect at the end of the preceding Offering Period, unless the Participant files a new properly executed enrollment form designating a different rate of payroll contributions and such new enrollment form is filed with the Company at such time prior to the beginning of the next Offering Period as may be determined by the Board.

(d)     PAYROLL CONTRIBUTIONS.  A Participant will make contributions under the Plan only by means of payroll deductions from Earnings for each payroll period that is paid during the Offering Period, at the rate elected by the Participant in his or her enrollment form in effect for that Offering Period (except that such rate may be changed during the Offering Period to the extent permitted below).  The rate of payroll contributions elected by a Participant may not be less than one percent (1%) nor more than ten percent (10%) of the Participant’s Earnings for each payroll period, and only whole percentages may be elected; provided, however, that the Board may specify a lower minimum rate and higher maximum rate prior to the start of the applicable Offering Period, subject to Section 9(b).  Notwithstanding the above, a Participant’s payroll contributions will be adjusted downward by the Company as necessary to ensure that the limit on the amount of Stock purchased for an Offering Period set forth in Section 6(a)(iii) is not exceeded.  A Participant may elect to increase, decrease, or discontinue payroll contributions for a future Offering Period by filing a new enrollment form designating a different rate of payroll contributions, which properly executed form must be filed with the Company at such time prior to the beginning of an Offering Period as may be determined by the Board to be effective for that Offering Period.  In addition, a Participant may elect to discontinue payroll contributions during an Offering Period by filing a new properly executed enrollment form, such change to be effective for the next payroll after the Participant’s new enrollment form is filed with the Company.

(e)     CREDITING PAYROLL CONTRIBUTIONS TO BOOK ACCOUNTS.  All payroll contributions by a Participant under the Plan will be credited to a Book Account maintained by the Company on behalf of such Participant. The Company will credit payroll contributions by a Participant to such Book Account as soon as practicable after the contributions are withheld from such Participant’s Earnings.

(f)     NO INTEREST ON BOOK ACCOUNTS.  No interest will be credited or paid on cash balances in the Book Accounts pending investment in Stock.

6.           PURCHASES OF STOCK.

(a)     PURCHASE RIGHTS.  Enrollment in the Plan for any Offering Period by a Participant will constitute a grant by the Company of a Purchase Right to such Participant for such Offering Period as long as the participant remains eligible pursuant to Section 5(a) hereof.  Each Purchase Right will be subject to the following terms:

(i)          The purchase price of each share of Stock purchased for each Offering Period will equal the lesser of:  (i) 85% of the Fair Market Value of a share of Stock on the first day of the Offering Period and (ii) 85% of the Fair Market Value of a share of Stock on the last day of that Offering Period; provided, however, that the Board may provide prior to the start of any Offering Period that the purchase price for each share of Stock for that Offering Period shall be determined by applying a discount amount (not to exceed 15%) to either (1) the Fair Market Value of a share of Stock on the first day of the Offering Period, or (2) the Fair Market Value of a share of Stock on the last day of that Offering Period, or (3) the lesser of the Fair Market Value of a share of Stock on the first day of the Offering Period or the Fair Market Value of a share of Stock on the last day of that Offering Period.

(ii)         The number of shares of Stock that may be purchased upon exercise of the Purchase Right for a Offering Period will equal the number of shares that can be purchased at the purchase price specified in Section 6(a)(i) with the aggregate amount credited to the Participant’s Book Account as of the last day of an Offering Period.

(iii)        Notwithstanding the foregoing, the maximum number of shares of Stock that any one individual may acquire upon exercise of his or her Purchase Right with respect to any one Offering Period is 10,000, subject to adjustments pursuant to Section 8(a) (the “Individual Limit”).  The Board may amend the Individual Limit, effective no earlier than the first Offering Period commencing after the adoption of such amendment, without stockholder approval.

(iv)         Subject to Section 7, the Purchase Right will be automatically exercised on the last day of the Offering Period.

(v)          Payments by a Participant for Stock purchased under a Purchase Right will be made only through payroll deduction in accordance with Section 5(d) and (e).

(vi)        The Purchase Right will expire on the earlier of the last day of the Offering Period or the date on which the Participant’s enrollment in the Plan terminates.

(b)     LIMITS ON SHARE PURCHASES.  Notwithstanding anything else contained herein, any person who is otherwise an eligible to participate in this Plan shall not be granted any Purchase Right (or any Purchase Right granted such person shall be subject to compliance with the following limitations) or other right to purchase shares under this Plan to the extent:

(i)           it would, if exercised, cause the person to own stock (within the meaning of Section 423(b)(3) of the Code) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, or of any Parent, or of any Subsidiary; or

(ii)          such Purchase Right causes such individual to have rights to purchase stock under this Plan and any other plan of the Company, any Parent, or any Subsidiary which is qualified under Section 423 of the Code which accrue at a rate which exceeds $25,000 of the fair market value of the stock of the Company, of any Parent, or of any Subsidiary (determined at the time the right to purchase such stock is granted, before giving effect to any discounted purchase price under any such plan) for each calendar year in which such right is outstanding at any time.

For purposes of the foregoing, a right to purchase stock accrues when it first become exercisable during the calendar year.  In determining whether the stock ownership of any employee equals or exceeds the 5% limit set forth above, the rules of Section 424(d) of the Code (relating to attribution of stock ownership) shall apply, and stock which the employee may purchase under outstanding purchase rights shall be treated as stock owned by the employee.

(c)     PURCHASE OF STOCK.  At or as promptly as practicable after the last day of an Offering Period, amounts credited to each Participant’s Book Account will be applied by the Company to purchase Stock, in accordance with the terms of the Plan.  Shares of Stock will be purchased from the Company.  The Company will aggregate the amounts in all Book Accounts when purchasing Stock, and shares purchased will be allocated to each Participant in proportion to the balance allocated from each Participant’s Book Account.  As soon as administratively practicable after the last day of the Offering Period, the Company shall, in its discretion, either deliver to each Participant a certificate representing the shares of Stock purchased upon exercise of his or her Purchase Right, provide for the crediting of such shares in book entry form in the name of the Participant, or provide for an alternative arrangement for the delivery of such shares to a broker or recordkeeping service for the benefit of the Participant.

(d)     EXCESS ACCOUNT BALANCES.  If any amounts remain in a Book Account following the date on which the Company purchases Stock for an Offering Period for any reason, such amounts will be returned to the Participant as promptly as practicable.

7.           TERMINATION AND DISTRIBUTIONS.

(a)     TERMINATION OF ENROLLMENT.  A Participant’s enrollment in the Plan will terminate upon (i) the beginning of any payroll period or Offering Period that begins after he or she files a written notice of termination of enrollment with the Company, provided that such Participant will continue to be deemed to be enrolled with respect to any completed Offering Period for which purchases have not been completed, (ii) such time as the Participant becomes ineligible to participate under Section 5(a) of the Plan, or (iii) the termination of the Participant’s employment by the Company and its Subsidiaries.  An employee whose enrollment in the Plan terminates may again enroll in the Plan as of any subsequent Offering Period if he or she satisfies the eligibility requirements of Section 5(a) as of such Offering Period.  A Participant’s election to discontinue payroll contributions will not constitute a termination of enrollment.

(b)     DISTRIBUTION.  As soon as practicable after a Participant’s enrollment in the Plan terminates, amounts in the Participant’s Book Account which resulted from payroll contributions will be repaid to the Participant.  If a Participant’s termination of enrollment results from his or her death, all amounts payable will be paid to his or her designated beneficiary or beneficiaries and if no such designation is made, to his or her estate.

8.           ADJUSTMENTS; POSSIBLE EARLY TERMINATION OF PURCHASE RIGHTS

(a)     ADJUSTMENTS.  Upon or in contemplation of any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend), or reverse stock split; any merger, combination, consolidation, or other reorganization; split-up, spin-off, or any similar extraordinary dividend distribution in respect of the Stock (whether in the form of securities or property); any exchange of Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Stock; or a sale of substantially all the assets of the Company as an entirety occurs; then the Board shall equitably and proportionately adjust (1) the number and type of shares or the number and type of other securities that thereafter may be made the subject of Purchase Rights (including the specific maxima and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares (or other securities or property) subject to any or all outstanding Purchase Rights, (3) the purchase price of any or all outstanding Purchaser Rights, and/or (4) the securities, cash or other property deliverable upon exercise of any outstanding Purchase Rights, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding Purchase Rights.

Upon the occurrence of any event described in the preceding paragraph, or any other event in which the Company does not survive (or does not survive as a public company in respect of its Stock); then the Board may make provision for a cash payment or for the substitution or exchange of any or all outstanding Purchase Rights for cash, securities or property to be delivered to the holders of any or all outstanding Purchase Rights based upon the distribution or consideration payable to holders of the Stock upon or in respect of such event.

The Board may adopt such valuation methodologies for outstanding Purchase Rights as it deems reasonable in the event of a cash or property settlement and, without limitation on other methodologies, may base such settlement solely upon the excess (if any) of the amount payable upon or in respect of such event over the purchase price of the Purchase Right.

In any of such events, the Board may take such action sufficiently prior to such event to the extent that the Board deems the action necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is or will be available to stockholders generally.

(b)     POSSIBLE EARLY TERMINATION OF PLAN AND PURCHASE RIGHTS.  Upon a dissolution or liquidation of the Company, or any other event described in Section 8(a) that the Company does not survive or does not survive as a publicly-traded company in respect of its Stock, as the case may be, and the Board does not make provision for a cash payment or for the substitution or exchange of outstanding Purchase Rights in accordance with Section 8(a), then any Offering Period then in progress shall be shortened and the last day of the Offering Period shall be established by the Board (the “New Purchase Date”), as of which date the Plan and any Offering Period then in progress will terminate. The New Purchase Date shall be on or before the date of the consummation of the transaction and the Board shall notify each Participant in writing at least ten (10) days prior to the New Purchase Date that the last day of the Offering Period for his or her outstanding Purchase Right has been changed to the New Purchase Date and that his or her Purchase Right will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period in accordance with Section 7. The purchase price on the New Purchase Date shall be determined as provided in Section 6(a), and, if applicable, the New Purchase Date shall be treated as the last day of the offering period for purposes of determining such purchase price.

9.           GENERAL PROVISIONS.

(a)     COSTS.  Costs and expenses incurred in the administration of the Plan and maintenance of Book Accounts will be paid by the Company, to the extent provided in this Section 9(a).  Any brokerage fees and commissions for the purchase of Stock under the Plan will be paid by the Company, but any brokerage fees and commissions for the sale of Stock by a Participant will be borne by such Participant.

(b)     COMPLIANCE WITH SECTION 423.  It is the intent of the Company that this Plan comply in all respects with applicable requirements of Section 423 of the Code and regulations thereunder.  Accordingly, if any provision of this Plan does not comply with such requirements, such provision will be construed or deemed amended to the extent necessary to conform to such requirements.

(c)     COMPLIANCE WITH LEGAL AND OTHER REQUIREMENTS.  The Plan, the granting and exercising of Purchase Rights hereunder, and the other obligations of the Company under the Plan will be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required.  The Company may, in its discretion, postpone the issuance or delivery of Stock upon exercise of Purchase Rights until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule, or regulation, or the laws of any country in which employees of the Company and a Participating Subsidiary who are nonresident aliens and who are eligible to participate reside, or other required action with respect to any automated quotation system or stock exchange upon which the Stock or other Company securities are designated or listed, or compliance with any other contractual obligation of the Company, as the Company may consider appropriate.  In addition, the Company may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules, and regulations, designation or listing requirements, or other contractual obligations.

(d)     LIMITS ON ENCUMBERING RIGHTS.  No right or interest of a Participant under the Plan, including any Purchase Right, may be pledged, encumbered, or hypothecated to or in favor of any party, subject to any lien, obligation, or liability of such Participant, or otherwise assigned, transferred, or disposed of except pursuant to the laws of descent or distribution, and any right of a Participant under the Plan will be exercisable during the Participant’s lifetime only by the Participant.

(e)     NO RIGHT TO CONTINUED EMPLOYMENT.  Neither the Plan nor any action taken hereunder, including the grant of a Purchase Right, will be construed as giving any employee the right to be retained in the employ of the Company or any of its Subsidiaries, nor will it interfere in any way with the right of the Company or any of its Subsidiaries to terminate any employee’s employment at any time.

(f)     TAXES.  The Company or any Subsidiary is authorized to withhold from any payment to be made to a Participant, including any payroll and other payments not related to the Plan, amounts of withholding and other taxes due in connection with any transaction under the Plan, and a Participant’s enrollment in the Plan will be deemed to constitute his or her consent to such withholding.  In addition, Participants may be required to advise the Company of sales and other dispositions of Stock acquired under the plan in order to permit the Company to comply with tax laws and to claim any tax deductions to which the Company may be entitled with respect to the Plan.  This provision and other Plan provisions do not set forth an explanation of the tax consequences to Participants under the Plan.  A brief summary of the tax consequences will be included in disclosure documents to be separately furnished to Participants.

(g)     CHANGES TO THE PLAN.  The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of stockholders or Participants, except that any such action will be subject to the approval of the Company’s stockholders within one year after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any automated quotation system or stock exchange on which the Stock may then be quoted or listed, or if such stockholder approval is necessary in order for the Plan to continue to meet the requirements of Section 423 of the Code, and the Board may otherwise, in its discretion, determine to submit other such actions to stockholders for approval.  However, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant with respect to outstanding Purchase Rights relating to any Offering Period that has been completed prior to such Board action.  Changes contemplated by Section 8(a) or 8(b) shall not be deemed to constitute changes or amendments requiring Participant consent.  The foregoing notwithstanding, upon termination of the Plan the Board may (i) elect to terminate all outstanding Purchase Rights at such time as the Board may designate, and all amounts contributed to the Plan which are reflected in a Participant’s Book Account will be returned to the Participant (without interest) as promptly as practicable, or (ii) shorten the Offering Period to such period determined by the Board and use amounts credited to a Participant Book Account to purchase Stock.

(h)     NO RIGHTS TO PARTICIPATE; NO STOCKHOLDER RIGHTS.  No Participant or employee will have any claim to participate in the Plan with respect to Offering Periods that have not commenced, and the Company will have no obligation to continue the Plan.  No Purchase Right will confer on any Participant any of the rights of a stockholder of the Company unless and until Stock is duly issued or transferred and delivered to the Participant.

(i)     NO FRACTIONAL SHARES.  Unless otherwise determined by the Board, purchases of Stock under the Plan shall not result in the issuance of fractional shares of Stock to a Participant.  Any amounts in a Participant's Book Account after the purchase of whole shares of Stock shall be paid to such Participant as soon as practicable following the end of the Offering Period.

(j)     GOVERNING LAW.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan will be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

(k)     EFFECTIVE DATE.  The Plan originally became effective on February 10, 2007, subject to the Plan being approved by stockholders of the Company by a vote sufficient to meet the requirements of Section 423(b)(2) of the Code.  This Amended and Restated version of the Plan is effective April 17, 2017, subject to the Amended and Restated version of the Plan being approved by stockholders of the Company by a vote sufficient to meet the requirements of Section 423(b)(2) of the Code.

. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. Proxies granted by these methods are valid under California law. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific Daylight Time, on June 8, 2017. Vote by Internet • Go to www.investorvote.com/WLDN • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for your call. • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A The Board of Directors recommends a vote FOR the election of each of the nominees for director, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and FOR Proposal 5. 1. To elect nine members of the Board of Directors, each to serve for a one-year term and until his or her successor is duly elected and qualified*: + For Withhold For Withhold For Withhold 01 - Thomas D. Brisbin 02 - Steven A. Cohen 03 - Raymond W. Holdsworth 04 - Douglas J. McEachern 05 - Dennis V. McGinn 06 - Curtis S. Probst 07 - Keith W. Renken 08 - Mohammad Shahidehpour 09 - Win Westfall *For the terms described in the accompanying Proxy Statement. 3. Approval of the non-binding advisory resolution approving Willdan Group, Inc.’s executive compensation. For Against Abstain ForAgainst Abstain 2. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 29, 2017. For Against Abstain ForAgainst Abstain 4. Approval of the amendment to Willdan Group, Inc.’s 2008 Performance Incentive Plan. 5. Approval of the amendment to Willdan Group, Inc.’s Employee Stock Purchase Plan. Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned or postponed. At their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly be brought before the Annual Meeting and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4 AND FOR PROPOSAL 5. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name appears on this Proxy Card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or in another representative capacity, please give full title as such. Corporations and partnerships shall sign in full corporate or partnership name by an authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 02KZRD Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. You are cordially invited to attend the Annual Meeting of Stockholders of WILLDAN GROUP, INC. to be held Thursday, June 8, 2017 at 10:00 a.m. Pacific Daylight Time at THE HYATT REGENCY ORANGE COUNTY 11999 HARBOR BOULEVARD GARDEN GROVE, CALIFORNIA 92840 q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Proxy — Willdan Group, Inc. Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting to be held on June 8, 2017 The undersigned stockholder of Willdan Group, Inc., a Delaware corporation (the “Company”), hereby appoints Thomas D. Brisbin, Ph.D. and Mohammad Shahidehpour, Ph.D., or either of them acting alone, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company to be held at The Hyatt Regency Orange County, 11999 Harbor Blvd., Garden Grove, California 92840, on June 8, 2017 at 10:00 a.m. Pacific Daylight Time, and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement. The Board of Directors has fixed the close of business on Thursday, April 13, 2017 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Only stockholders of record of the Company’s common stock, $0.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side hereof. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director, “FOR” Proposal 2, “FOR” Proposal 3, “FOR” Proposal 4 and “FOR” Proposal 5 each as described in the Proxy Statement. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof. The signer hereby revokes all Proxies heretofore given by the signer with respect to said meeting or any adjournment or postponement thereof. YOUR VOTE IS IMPORTANT! PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE REVERSE SIDE. C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.